UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Medtronic, Inc.

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710 Medtronic Parkway

Minneapolis, Minnesota 55432

Telephone: 763-514-4000

July 15, 2011

Dear Shareholder:

Please join us for our Annual Meeting of Shareholders on Thursday, August 25, 2011, at 10:30 a.m. (Central Daylight Time) at Medtronic’s World Headquarters, 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting and details regarding admission to the Annual Meeting. We also will report on matters of current interest to our shareholders.

We invite you to join us beginning at 9:30 a.m. to view Medtronic’s interactive product displays. Product specialists will be available to answer your questions before and after the Annual Meeting.

Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, you may vote your shares by internet or by telephone, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Omar Ishrak

Chairman and Chief Executive Officer

Alleviating Pain, Restoring Health, Extending Life

MEDTRONIC, INC.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TIME	10:30 a.m. (Central Daylight Time) on Thursday, August 25, 2011.

PLACE	Medtronic World Headquarters

710 Medtronic Parkway

Minneapolis (Fridley), Minnesota 55432

ITEMS OF BUSINESS	1.	To elect eleven directors for a one year term.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2012.

3.	To hold a non-binding advisory vote on executive compensation (a “Say-on-Pay” vote).

4.	To hold a non-binding advisory vote on the frequency of Say-on-Pay votes.

5.	To consider such other business as may properly come before the Annual Meeting and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 27, 2011.

VOTING BY PROXY	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:

1.	VOTE BY INTERNET, by going to the web address http://www.proxyvote.com and following the instructions (have your proxy card or internet notice in hand when you access the website);

2.	VOTE BY TELEPHONE, by dialing 1-800-690-6903 and following the instructions (have your proxy card or internet notice in hand when you call); or

3.	VOTE BY PROXY CARD, if you received a paper copy of the proxy statement, by completing, signing, dating and mailing the accompanying proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

ANNUAL REPORT	Medtronic’s 2011 Annual Report is available at http://www.proxyvote.com and at http://www.medtronic.com/annualmeeting.

ADMISSION POLICY	If you wish to attend the Annual Meeting, you must bring a proxy card or proof of identification to gain entrance to the meeting.

By Order of the Board of Directors,

D. Cameron Findlay

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 25, 2011. The Proxy Statement, Notice of Annual Meeting and 2011 Annual Report to Shareholders are available at http://www.medtronic.com/annualmeeting.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

Telephone: 763-514-4000

PROXY STATEMENT

Annual Meeting of Shareholders

August 25, 2011

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Medtronic, Inc. (“Medtronic”) of proxies to be voted at Medtronic’s Annual Meeting of Shareholders to be held on August 25, 2011, and at any adjournment of the meeting. The proxy materials were either made available to you over the internet or mailed to you beginning on or about July 15, 2011.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

There are four proposals scheduled to be voted on at the meeting:

•	Election of eleven directors, each for a one year term;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2012;

•	Holding of the non-binding advisory vote on executive compensation (a “Say-on-Pay” vote); and

•	Holding of an advisory Say-on-Pay frequency vote.

How can I receive proxy materials?

Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of proxy materials to each shareholder. On or about July 15, 2011, we began mailing to our shareholders (other than those who previously requested electronic or paper delivery) a “Notice of Internet Availability of Proxy Materials” (the “Notice”) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and our annual report for the fiscal year ended April 29, 2011 online. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

Finally, you can receive a copy of our proxy materials by following the instructions (contained in the Notice) regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made by internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line. Please also see “Can I receive future proxy materials electronically?” below.

Who is entitled to vote?

Shareholders as of the close of business on June 27, 2011 (the “Record Date”), may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as registered shareholder);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Credited to your account in the Medtronic, Inc. Savings and Investment Plan.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (described below) are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 1,060,952,075 shares of Medtronic common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

Election of Directors.    The eleven candidates for election who receive a plurality vote of the shares present and entitled to vote in the affirmative will be elected. There is no cumulative voting.

Ratification of the Appointment of the Auditors.    The ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the shares present and entitled to vote.

Say-on-Pay and Say-on-Pay Frequency.    The Say-on-Pay and Say-on-Pay frequency votes are non-binding advisory votes. The Board of Directors will consider our executive compensation to have been approved by shareholders if the Say-on-Pay proposal receives more votes “For” than “Against.” The Board will consider shareholders to have selected the Say-on-Pay frequency that receives the greatest number of votes. The effect of the vote on each of these non-binding advisory votes is discussed on pages 58 and 59, respectively.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

In the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote against the proposal.

In the advisory Say-on-Pay vote, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote against the proposal.

In the advisory vote on Say-on-Pay frequency, your vote may be cast for “1 YEAR,” “2 YEARS,” “3 YEARS” or you may “ABSTAIN.” If you “ABSTAIN,” it will have no effect on the determination of this proposal.

For all of the votes, if you grant a proxy by telephone or internet without voting instructions, or sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to be present in person or by proxy for the purpose of voting on a non-routine matter at the Annual Meeting and, therefore, are not counted for the purpose of determining whether shareholders have approved the election of directors in proposal 1 or the Say-on-Pay or the Say-on-Pay frequency in proposals 3 and 4, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker will have discretion to vote your shares on proposal 2, because the ratification of auditor appointment is considered a routine matter. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

How does the Board recommend that I vote?

Medtronic’s Board recommends that you vote your shares:

•	“FOR” each of the eleven nominees to the Board for a one year term;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2012;

•	“FOR” approval of the resolution in the non-binding Say-on-Pay advisory vote; and

•	“FOR” an annual (1 YEAR) Say-on-Pay frequency vote.

How do I vote my shares without attending the meeting?

If you are a shareholder of record or hold shares through a Medtronic stock plan, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:

•

By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., Eastern Daylight Time, on August 24, 2011 (or, for shares held through the Medtronic, Inc. Savings and Investment Plan and the Medtronic Puerto Rico Employees’ Savings and Investment Plan, no later than 11:59 p.m., Eastern Daylight Time, on August 22, 2011). If you vote by internet or telephone, you need not return your proxy card.

•

By Mail — If you received a paper copy of the proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.

What does it mean if I receive more than one proxy card or Notice?

It generally means you hold shares registered in more than one account. If you received a paper copy of the proxy statement and you vote by mail, sign and return each proxy card. Or, if you vote by internet or telephone, vote once for each proxy card and/or Notice you receive. If you have received more than one Notice, vote once for each Notice that you receive.

May I change my vote?

Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy, prior to the Annual Meeting, by:

•	Sending a written statement to that effect to the Corporate Secretary of Medtronic;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•

Voting in person at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with Medtronic, or by filing a new written appointment of a proxy with Medtronic.

Can I receive future proxy materials electronically?

Yes. If you are a shareholder of record or hold shares through a Medtronic stock plan and you have received a paper copy of the proxy materials, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.medtronic.com;

•	Click on Investors;

•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included on this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As is customary with internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

There is no cost to you for electronic delivery. You may incur the usual expenses associated with internet access as charged by your internet service provider. Electronic delivery ensures quicker delivery, allows you to print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also conserves natural resources and saves Medtronic significant printing, postage and processing costs.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Nominees

Under Medtronic’s amended Articles of Incorporation, directors whose term of office is expiring are elected annually for terms of one year or until their respective successors are elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office. Each of Richard H. Anderson, David L. Calhoun, Victor J. Dzau, M.D., Omar Ishrak, Shirley Ann Jackson, Ph.D., James T. Lenehan, Denise M. O’Leary, Kendall J. Powell, Robert C. Pozen, Jean-Pierre Rosso and Jack W. Schuler has been nominated for re-election to the Board to serve until the 2012 Annual Meeting and until their successors are elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office. All of the nominees are currently directors, and, other than Mr. Ishrak, all were previously elected to the Board of Directors by shareholders. Mr. Ishrak was elected Chairman of the Board by the Board of Directors effective in June 2011. William A. Hawkins retired from his position of Chairman of the Board and Chief Executive Officer of Medtronic on June 13, 2011, and is not standing for re-election to the Board of Directors.

All of the nominees have consented to being named as a nominee in this proxy statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

A plurality of votes cast is required for the election of directors. However, under the Medtronic Principles of Corporate Governance, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board of Directors. The Corporate Governance Committee will promptly consider the resignation offer and recommend to the Board of Directors whether or not to accept it. The Corporate Governance Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes;

•	the length of service and qualifications of the director;

•	the director’s contributions to Medtronic;

•	Medtronic’s compliance with securities exchange listing standards;

•	possible contractual ramifications in the event the director in question is a management director;

•	the purpose and provisions of the Medtronic Principles of Corporate Governance; and

•	the best interests of Medtronic and its shareholders.

If a director’s resignation is accepted, the Corporate Governance Committee will recommend to the Board of Directors whether to fill the vacancy on the Board created by the resignation or reduce the size of the Board. Any director who tenders his or her offer to resign pursuant to this policy cannot participate in the Corporate Governance Committee or Board deliberations regarding whether to accept the resignation offer. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote, which may include, without limitation:

•	acceptance of the resignation offer;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

Thereafter, the Board of Directors will disclose its decision to accept the resignation offer or the reasons for rejecting the offer, if applicable, on a Current Report on Form 8-K to be filed with the SEC within four business days of the date of the Board’s final determination.

The Board of Directors intends to present at the 2012 Annual Meeting of Shareholders a management proposal providing for a majority vote standard in the election of directors.

NOMINEES FOR DIRECTORS FOR ONE-YEAR TERMS ENDING IN 2012:

RICHARD H. ANDERSON Chief Executive Officer Delta Air Lines, Inc.	Director since 2002 age 56

Mr. Anderson has been Chief Executive Officer of Delta Air Lines, Inc. since 2007. He was Executive Vice President of UnitedHealth Group Incorporated and President, Commercial Services Group, of UnitedHealth Group Incorporated from 2006 to 2007, Executive Vice President of UnitedHealth Group from 2004 until 2006 and Chief Executive Officer of its Ingenix subsidiary from 2004 until 2006. Mr. Anderson was Chief Executive Officer of Northwest Airlines Corporation from 2001 to 2004. Northwest Airlines Corporation and Delta Air Lines, Inc. filed for bankruptcy in 2005, which is within two years of Mr. Anderson serving as an executive officer of each company. Mr. Anderson serves on the board of directors of Delta Air Lines, Inc.

Qualifications: Mr. Anderson’s qualifications to serve on our Board include his more than 21 years of business, operational, financial and executive management experience. He also serves on the board of directors of another public company. Mr. Anderson’s extensive experience, including within the health care industry and for Fortune 500 companies, allows him to contribute valuable strategic management and risk assessment insight to Medtronic.

DAVID L. CALHOUN Chief Executive Officer and Executive Director Nielsen Holdings N.V.	Director since 2007 age 54

Mr. Calhoun has been Chief Executive Officer of Nielsen Holdings N.V. since 2010 and the Executive Director of Nielsen Holdings N.V. since 2011. Mr. Calhoun also serves as Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company B.V., a position he has held since September 2006. Prior to joining The Nielson Company, Mr. Calhoun served as Vice Chairman of the General Electric Company and President and Chief Executive Officer, GE Infrastructure. Before that, Mr. Calhoun served as President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; President and Chief Executive Officer of GE Transportation Systems; and Chief Executive Officer of GE Transportation. Mr. Calhoun is also a director of The Boeing Company and Caterpillar Inc.

Qualifications: Mr. Calhoun’s qualifications to serve on our Board include many years of business, operational and management experience, including in the manufacturing industry. He also serves on the board of directors of three other public companies. Additionally, his experience brings executive decision-making and strategic skills to our Board as well as financial acumen as an “audit committee financial expert” as defined by SEC rules.

VICTOR J. DZAU, M.D. Chancellor of Health Affairs Duke University	Director since 2008 age 65

Dr. Dzau has served as Chancellor for Health Affairs at Duke University and President and Chief Executive Officer of the Duke University Health System since 2004. From 1996 until 2004, he was the Hersey Professor of Theory and Practice of Medicine at the Harvard Medical School and Chair of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women’s Hospital. He is the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee and served on the Advisory Committee to the Director of the NIH. Dr. Dzau is a member of the Institute of Medicine. He currently serves as a director of Alnylam Pharmaceuticals, Inc., Duke University Health System and PepsiCo, Inc. Within the past five years, Dr. Dzau also served as a director of Genzyme Corporation.

Qualifications: Dr. Dzau’s qualifications to serve on our Board include extensive experience in the health care field, including senior positions with a number of research universities and organizations. He also serves on the boards of directors of a number of public companies. Dr. Dzau has a deep understanding of medical sciences, innovation, as well as physicians and other health care providers who are central to the use and development of our products.

OMAR ISHRAK Chairman and Chief Executive Officer Medtronic, Inc.	Director since 2011 age 55

Mr. Ishrak has been Chairman and Chief Executive Officer of Medtronic since 2011. Prior to joining Medtronic, Mr. Ishrak served as President and Chief Executive Officer of GE Healthcare Systems, a division of GE Healthcare, from 2009 to 2011. Before that, Mr. Ishrak was President and Chief Executive Officer of GE Healthcare Clinical Systems from 2005 to 2008 and President and Chief Executive Officer of GE Healthcare Ultrasound and BMD from 1995 to 2004.

Qualifications: Mr. Ishrak’s qualifications to serve on our Board include his more than 16 years in the health care industry and more than 29 years of technology development and business management experience. Mr. Ishrak’s strong technical expertise and deep understanding of our customers, as well as his long history of success as a global executive in the medical technology industry, make him a valuable and qualified director with critical technical, leadership and strategic skills.

SHIRLEY ANN JACKSON, Ph.D. President Rensselaer Polytechnic Institute	Director since 2002 age 64

Dr. Jackson has been President of Rensselaer Polytechnic Institute since 1999. She was Chair of the U.S. Nuclear Regulatory Commission under President Clinton from 1995 to 1999, and Professor of Physics at Rutgers University and consultant to AT&T Bell Laboratories from 1991 to 1995. Dr. Jackson currently serves as a member of the President’s Council of Advisors on Science and Technology, appointed by President Obama in 2009. She is a member of the National Academy of Engineering and the American Philosophical Society and a Fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and the American Physical Society. She is a trustee of the Brookings Institution, a Life Trustee of M.I.T. and a member of the Council on Foreign Relations. She is also a director of FedEx Corporation, Marathon Oil Corporation, Public Service Enterprise Group and International Business Machines Corporation. Within the past five years, Dr. Jackson also served as a director of NYSE Euronext.

Qualifications: Dr. Jackson’s qualifications to serve on our Board include her leadership experience within a number of educational organizations, including those that bring technological innovation to the marketplace. In addition, Dr. Jackson serves on the boards of directors of a number of public companies and has accumulated over 30 years of audit, compensation, and governance and nominating committee experience, including as chair. Her leadership and strategic and innovative insight make her a valuable contributor to our Board. Additionally, Dr. Jackson qualifies as an “audit committee financial expert” as defined by SEC rules.

JAMES T. LENEHAN Financial Consultant and Retired Vice Chairman and President of Johnson & Johnson	Director since 2007 age 62

Mr. Lenehan served as President of Johnson & Johnson from 2002 until 2004 and retired after 28 years of service; Vice Chairman of Johnson & Johnson from 2000 until 2004; Worldwide Chairman of Johnson & Johnson’s Medical Devices and Diagnostics Group from 1999 until he became Vice Chairman of the Board; and was previously Worldwide Chairman, Consumer Pharmaceuticals & Professional Group. Mr. Lenehan has been a financial consultant since 2004. Within the past five years, Mr. Lenehan served as a director of Talecris Biotherapeutics Holding Corp.

Qualifications: Mr. Lenehan’s qualifications to serve on our Board include 29 years of business, operational and management experience in medical device, pharmaceutical, biotherapeutics and related industries. He also serves on the board of directors of another public company. His leadership and financial experience makes his input valuable to Medtronic. Additionally, Mr. Lenehan qualifies as an “audit committee financial expert” as defined by SEC rules.

DENISE M. O’LEARY Private Venture Capital Investor	Director since 2000 age 54

Ms. O’Leary has been a private venture capital investor in a variety of early stage companies since 1996. Ms. O’Leary is also a director of US Airways Group, Inc. and Calpine Corporation. She is a director of Lucile Packard Children’s Hospital and Stanford Hospitals and Clinics, where she was chair of the board from 2000 through 2005. She was a member of the Stanford University Board of Trustees from 1996 through 2006, where she chaired the Committee of the Medical Center. Within the past five years, Ms. O’Leary also served as a director of Chiron Corporation, which was acquired by Novartis in 2006.

Qualifications: Ms. O’Leary’s qualifications to serve on our Board include her extensive experience with companies at a variety of stages and her success as an investor. She also serves on the boards of directors of other public companies. Her financial expertise, experience in the oversight of risk management, and thorough knowledge and understanding of capital markets provide valuable insight with regard to corporate governance and financial matters. Additionally, Ms. O’Leary qualifies as an “audit committee financial expert” as defined by SEC rules.

KENDALL J. POWELL Chairman and Chief Executive Officer General Mills, Inc.	Director since 2007 age 57

Mr. Powell has been Chairman of General Mills, Inc. since 2008 and Chief Executive Officer of General Mills, Inc. since 2007. He was President and Chief Operating Officer of General Mills, Inc. from 2006 to 2007, and became a director of General Mills, Inc. in 2006; Executive Vice President and Chief Operating Officer, U.S. Retail from 2005 to 2006; and Executive Vice President of General Mills, Inc. from 2004 to 2005. From 1999 to 2004, Mr. Powell was Chief Executive Officer of Cereal Partners Worldwide, a joint venture of General Mills, Inc. and the Nestle Corporation. Mr. Powell joined General Mills, Inc. in 1979.

Qualifications: Mr. Powell’s qualifications to serve on our Board include more than three decades of business, operational and management experience. Mr. Powell also serves on the board of directors of another public company. His extensive marketing and executive decision-making experience and corporate governance work make Mr. Powell a valuable director.

ROBERT C. POZEN Chairman MFS Investment Management	Director since 2004 age 64

Mr. Pozen has been Chairman of MFS Investment Management and a director of MFS Mutual Funds since 2004 and previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts in 2003. Mr. Pozen was also John Olin Visiting Professor, Harvard Law School, from 2002 to 2003; Vice Chairman of Fidelity Investments from 2000 to 2001 and President of Fidelity Management & Research from 1997 to 2001. From 2007 to 2008, he was the chairman of the SEC Advisory Committee on Improvements to Financial Reporting and since 2008 he has been a senior lecturer at Harvard Business School. Mr. Pozen also serves on the board of Nielsen Holdings N.V. Within the past five years, Mr. Pozen also served as a director of BCE Inc., the parent company of Bell Canada, and as an advisor to Gelesis, Inc.

Qualifications: Mr. Pozen’s qualifications to serve on our Board include his many successful investing experiences. He also served on President George W. Bush’s Commission to Strengthen Social Security and as Secretary of Economic Affairs for Massachusetts Governor Mitt Romney. His extensive financial knowledge, previous performance as a board member, and years of work in corporate governance make Mr. Pozen a qualified and valuable director. Additionally, Mr. Pozen qualifies as an “audit committee financial expert” as defined by SEC rules.

JEAN-PIERRE ROSSO Chairman World Economic Forum USA	Director since 1998 age 71

Mr. Rosso has been Chairman of World Economic Forum USA since 2006. Mr. Rosso served as Chairman of CNH Global N.V. from 1999 until his retirement in 2004; Chief Executive Officer of CNH Global N.V. from 1999 to 2000; and Chief Executive Officer of Case Corporation from 1994 to 1999 and Chairman in 1996. Within the past five years, Mr. Rosso also served as a director of ADC Telecommunications, Inc.

Qualifications: Mr. Rosso’s qualifications to serve on our Board include his management and leadership experiences, including within multinational organizations and now with the World Economic Forum USA. Mr. Rosso brings to the Board decades of leadership experience with an extensive knowledge of corporate governance, international operations and risk management.

JACK W. SCHULER Co-Founder of Crabtree Partners	Director since 1990 age 70

Mr. Schuler has been a director of Stericycle, Inc. since 1990; President and Chief Operating Officer of Abbott Laboratories from 1987 to 1989; and a director of Abbott Laboratories from 1985 to 1989. Mr. Schuler is a director of Quidel Corporation and a co-founder of Crabtree Partners. Within the past five years, Mr. Schuler also served as a director of Ventana Medical Systems, Inc., ICOS Corporation and Elan Corporation, plc.

Qualifications: Mr. Schuler’s qualifications to serve on our Board include his nearly 40 years of management and strategic experience as a successful investor, entrepreneur and executive in the health care industry. He also serves on the boards of directors of other public companies. His extensive knowledge of corporate leadership, governance and the health care industry make Mr. Schuler a valuable director.

THE BOARD RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES.

Director Independence

Under the New York Stock Exchange Corporate Governance Standards, to be considered independent, a director must be determined to have no material relationship with Medtronic other than as a director. The Board of Directors has determined that the following directors, comprising all of our non-management directors, are independent under the New York Stock Exchange Corporate Governance Standards: Messrs. Anderson, Calhoun, Lenehan, Powell, Pozen, Rosso and Schuler, Drs. Dzau and Jackson and Ms. O’Leary. In making this determination, the Board considered its Director Independence Standards, which correspond to the New York Stock Exchange standards on independence. These standards identify certain types of relationships that are categorically immaterial and do not, by themselves, preclude the directors from being independent. The types of relationships and the directors who have had such relationships include:

•	having an immediate family member who is, or has recently been, employed by Medtronic other than as an executive officer (Mr. Schuler);

•

Mr. Schuler’s son, Tino Schuler, is an employee of Medtronic, but there are no factors that the Company believes could raise additional concern regarding Mr. Schuler’s independence (Tino Schuler is not a Section 16 officer and does not have a key strategic role at Medtronic).

•	being a current employee of an entity that has made payments to, or received payments from, Medtronic for property or services (Messrs. Anderson, Pozen and Rosso and Drs. Dzau and Jackson);

•	Mr. Anderson’s relationship with Medtronic, through the relevant entity, is transactional in nature and is not a material transactional relationship.

•	Mr. Pozen’s relationship with Medtronic, through the relevant entity, is transactional in nature and is not a material transactional relationship.

•	Mr. Rosso’s relationship with Medtronic, through the relevant entity, is transactional in nature and is not a material transactional relationship.

•	Dr. Dzau’s relationships with Medtronic, through the relevant entities, are transactional in nature and are not material transactional relationships.

•	Dr. Jackson’s relationship with Medtronic, through the relevant entity, is transactional in nature and is not a material transactional relationship.

and

•	being an employee of a non-profit organization to which Medtronic or The Medtronic Foundation has made contributions (Mr. Pozen and Drs. Dzau and Jackson).

•	The Medtronic Foundation’s contributions to the relevant non-profit entities are not material grants.

All of the relationships of the types listed above were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms. Aggregate payments to, transactions with or discretionary charitable contributions to each of the relevant organizations did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues for that organization’s last three fiscal years.

In addition, the Board considered relationships consistent with its Director Independence Standards in which the director had a further removed relationship with the relevant third party. This included the director being a director (rather than an employee or executive officer) of a Medtronic vendor or purchaser of Medtronic’s products in which aggregate payments to, transactions with or discretionary charitable contributions to the relevant third party did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues for that organization’s last three fiscal years. This also included a director’s spouse who was a consultant to, but not an employee of, The Medtronic Foundation where payments to the spouse did not exceed $120,000. The Board of Directors determined that none of the relationships were material. All of the relationships were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms.

Dr. Dzau is Chancellor of Health Affairs at Duke University. Medtronic is party to an agreement with Duke University to collaboratively research, develop and commercialize therapies to treat Hepatitis C, which was entered into before Dr. Dzau became a director of Medtronic. Medtronic’s business relationship with Duke University is maintained on an arm’s-length basis. Neither Dr. Dzau nor Duke University are given special treatment in this relationship, Dr. Dzau does not participate in negotiations or approvals regarding this relationship, and Medtronic makes no payments to Dr. Dzau other than in connection with his service as a director. In addition, pursuant to the New York Stock Exchange Corporate Governance Standards for evaluating director independence, the Board determined that none of the amounts paid in connection with this relationship are at a level that would compromise Dr. Dzau’s independence.

Mr. Pozen is Chairman of MFS Investment Management (“MFS”), which manages money for MFS mutual funds and other accounts, any of which may from time to time buy or sell Medtronic stock. The Board determined that this relationship is not material. Mr. Pozen has no involvement with these transactions, and there is an informational barrier between him and the rest of MFS with regard to Medtronic stock.

Related Transactions and Other Matters

In January 2007, the Board of Directors of Medtronic adopted written related party transaction policies and procedures and amended such policies and procedures in March 2011. The policies require that all “interested transactions” (as defined below) between Medtronic and a “related party” (as defined below) are subject to approval or ratification by the Corporate Governance Committee. In determining whether to approve or ratify such transactions, the Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on the same terms as are generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Corporate Governance Committee has reviewed a list of interested transactions and deemed them to be pre-approved or ratified. Also, the Board of Directors has delegated to the chair of the Corporate Governance Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policies provide that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Corporate Governance Committee.

Under the policies, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any twelve-month period;

•	Medtronic is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which Medtronic has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of Medtronic’s common stock; or

•	immediate family member of any of the foregoing.

During fiscal year 2011, Tino Schuler, a son of director Jack W. Schuler, was employed by Medtronic as one of a number of marketing directors focused on Medtronic’s core ear, nose, and throat product lines reporting to a Vice President, Marketing of Medtronic’s core ear, nose, and throat product lines. Mr. Tino Schuler worked for Xomed Surgical Products, Inc. (“Xomed”) beginning in August 1993, and Xomed, the predecessor to our core ear, nose, and throat business, was acquired by Medtronic in 1999. In fiscal year 2011, Medtronic’s Surgical Technologies business, which includes the core ear, nose, and throat product lines, represented approximately 6.5% of Medtronic world-wide revenue. Mr. Tino Schuler was paid an aggregate salary and bonus of $220,200 and the standard benefits provided to other non-executive Medtronic employees for his services during fiscal year 2011. Mr. Tino Schuler is not an executive officer of, and does not have a key strategic role within, Medtronic.

GOVERNANCE OF MEDTRONIC

Our Corporate Governance Principles

The Board of Directors first adopted Principles of Corporate Governance (the “Governance Principles”) in fiscal 1996 and revises these Governance Principles from time to time. The Governance Principles describe Medtronic’s corporate governance practices and policies, and provide a framework for the governance of Medtronic. Among other things, the Governance Principles include the provisions below.

•

A majority of the members of the Board must be independent directors and no more than three directors may be Medtronic employees. Currently one director, Medtronic’s Chairman and Chief Executive Officer, is not independent.

•	Medtronic maintains Audit, Compensation, Corporate Governance and Quality and Technology Committees, which consist entirely of independent directors.

•

The Corporate Governance Committee consists of all the independent directors on the Board and oversees an annual evaluation of the Board. The Nominating Subcommittee of the Corporate Governance Committee evaluates the performance of each director whose term is expiring based on criteria set forth in the Governance Principles.

Our Governance Principles, the charters of our Audit, Compensation, Corporate Governance and Quality and Technology Committees and our codes of conduct are published on our website at www.medtronic.com/corporate-governance/index.htm. These materials are available in print to any shareholder upon request. From time to time the Board reviews and updates these documents as it deems necessary and appropriate.

Lead Director and Chairman; Executive Sessions

Mr. Ishrak, our Chief Executive Officer, also serves as Chairman of the Board. The Board believes that it is appropriate for Mr. Ishrak to serve as Chairman of the Board due to his extensive knowledge of and experience in the global health care industry generally and in the medical device industry specifically. This knowledge and experience will be critical in identifying strategic priorities and providing unified leadership in the execution of strategy.

The Chair of our Corporate Governance Committee, Mr. Kendall J. Powell, is our designated “Lead Director” and presides as chair at meetings of the independent directors. Mr. Powell also suggests agenda items for Board meetings and reviews and approves the agendas for each meeting of the Board of Directors and its Committees. He also presides over the directors’ annual evaluation of the Board and advises Mr. Ishrak on the conduct of Board meetings, facilitating teamwork and communications between the non-management directors and management. As Lead Director, Mr. Powell also receives all committee materials in addition to those committees upon which he serves.

Six regular meetings of our Board are held each year, and at each Board meeting our independent directors meet in executive session with no Company management present.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks when reviewing the Company’s strategic plan, financial results, merger and acquisition related activities, legal and regulatory matters and its public filings with the Securities and Exchange Commission. The Board is also deeply engaged in the Company’s Enterprise Risk Management (“ERM”) program and has received briefings on the outcomes of the ERM program and the steps the Company is taking to mitigate risks identified through the ERM program. The Board’s oversight of risk management includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•	The Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s assessment of its compensation policies and practices.

•	The Quality and Technology Committee assists the Board of Directors in its oversight of risk relating to product quality and safety and the areas of human and animal studies.

Committees of the Board and Meetings

Our four standing Board committees — Audit, Compensation, Corporate Governance and Quality and Technology — consist solely of independent directors, as defined in the New York Stock Exchange Corporate Governance Standards. Each director attended 75% or more of the total Board and Board committee meetings on which the director served in fiscal year 2011. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following table summarizes the current membership of the Board and each of its standing committees and the number of times each standing committee met during fiscal year 2011.

	Board	Audit	Compensation	Corporate Governance	Quality and Technology
Mr. Anderson	X		Chair	X*
Mr. Calhoun	X	X		X	X
Dr. Dzau	X			X*	X
Mr. Hawkins(1)	Chair
Dr. Jackson	X	X		X	Chair
Mr. Lenehan	X	X		X	X
Ms. O’Leary	X	Chair		X	X
Mr. Powell	X		X	Chair*
Mr. Pozen	X	X		X	X
Mr. Rosso	X		X	X*
Mr. Schuler	X		X	X*
Number of fiscal year 2011 meetings	11	12	8	5	5

(1)	Mr. Hawkins retired from his position of Chairman of the Board on June 13, 2011.

*	Denotes member of Nominating Subcommittee, which met 2 times in fiscal year 2011.

The principal functions of our four standing committees — the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Quality and Technology Committee — are described below.

Audit Committee

•	Oversees the integrity of Medtronic’s financial reporting

•	Oversees the independence, qualifications and performance of Medtronic’s external independent registered public accounting firm and the performance of Medtronic’s internal auditors

•	Oversees Medtronic’s compliance with applicable legal and regulatory requirements

•

Reviews annual audited financial statements with management and Medtronic’s independent registered public accounting firm and recommends to the Board whether the financial statements should be included in Medtronic’s Annual Report on Form 10-K

•	Reviews and discusses with management and Medtronic’s independent registered public accounting firm quarterly financial statements and earnings releases

•	Reviews major issues and changes to Medtronic’s accounting and auditing principles and practices

•

Discusses policies with respect to risk assessment and risk management as well as the major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures

•	Undertakes the appointment, compensation, retention and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee

•	Pre-approves all audit and permitted non-audit services to be provided by the independent registered public accounting firm

•

Reviews, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any material issues raised by the most recent internal quality-control review

•	Meets with the independent registered public accounting firm prior to the audit to review the scope and planning of the audit

•	Reviews the results of the annual audit examination

•	Considers, at least annually, the independence of the independent registered public accounting firm

•	Reviews the adequacy and effectiveness of Medtronic’s internal controls over financial reporting and disclosure controls and procedures

•	Establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•	Meets privately in separate executive sessions periodically with management, internal auditors and the independent registered public accounting firm

Audit Committee Independence and Financial Experts

In accordance with New York Stock Exchange Corporate Governance Standards and SEC Rule 10A-3, all members of the Audit Committee meet the additional independence standards applicable to Audit Committee members. In addition, the Board has determined that all of our current Audit Committee members are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related, tax and other permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we obtain the approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may also delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Compensation Committee

•	Reviews compensation philosophy and major compensation programs

•

Annually reviews executive compensation programs; annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, based on its own evaluation of performance in light of those goals and objectives as well as input from the Corporate Governance Committee, determines and approves the total compensation of the Chief Executive Officer and annually approves the total compensation of all other executive officers, including base salaries

•	Administers and determines incentive compensation plans and equity-based compensation plans and approves stock and other long-term incentive awards

•	Reviews new compensation arrangements and reviews and recommends to the Board employment agreements and severance arrangements for senior executive officers

•

Reviews and discusses with management the Compensation Discussion and Analysis required by the rules of the SEC and recommends to the Board the inclusion of the Compensation Discussion and Analysis in the Company’s annual proxy statement

•	Reviews overall compensation and benefit plans of Medtronic

Please refer to the Compensation Discussion and Analysis beginning on page 25 for additional discussion of the Compensation Committee’s processes and procedures relating to compensation.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Richard H. Anderson (Chair), Kendall J. Powell, Jean-Pierre Rosso and Jack W. Schuler. No member of the Compensation Committee during fiscal year 2011 was ever an officer or employee of Medtronic, and no executive officer of Medtronic during fiscal year 2011 served on the Compensation Committee or board of any company that employed any member of Medtronic’s Compensation Committee or Board.

Compensation Risk Assessment

We conducted a risk assessment of our compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. The framework for the assessment was developed using materials from the Compensation Committee’s independent consultant, Frederic W. Cook & Co., Inc., and included an update to a comprehensive internal survey used last year that was designed to identify material policies and practices to be assessed, a review of the identified compensation plans and practices against the evaluation framework and an identification of mitigating factors with respect to any such risks.

In particular, as a result of the assessment we noted that:

•

Base salaries at Medtronic are generally competitive in the median range of the executive compensation peer companies, not subject to any performance risk and act as a material component of total compensation for most Medtronic employees

•

Incentive plans for senior management and executive officers are appropriately weighted between short-term and long-term performance; between cash and equity compensation; and with long-term incentive performance targets being established at the beginning of each of our overlapping three year performance periods to reduce the incentive to maximize performance during any one year

•	Short-term incentive performance goals are recalibrated annually, based upon Medtronic’s annual operating plan approved by the Board, and are different than the long-term performance measures

•	Our executives and directors are subject to a three-year retention requirement of 50% to 75% of after-tax profit shares earned from equity compensation plans

•	Medtronic has in place policies designed to recoup improper payments or gains from incentive and equity compensation paid or granted to executives

Corporate Governance Committee

•	Recommends to the Board corporate governance guidelines

•	Leads the Board in its annual review of the Board’s performance

•	Adopts, monitors and recommends to the Board changes to the Governance Principles

•

Recommends to the Board the selection and replacement, if necessary, of the Chief Executive Officer, oversees the evaluation of senior management, and periodically provides input to the Compensation Committee regarding the performance of the Chief Executive Officer in light of goals and objectives set by the Compensation Committee

•	Establishes compensation for directors and recommends changes to the full Board

•

Maintains a Nominating Subcommittee which recommends to the full Corporate Governance Committee criteria for selecting new directors, nominees for Board membership and the positions of Chairman, Chief Executive Officer and Chair of the Corporate Governance Committee and whether a director should be nominated to stand for re-election

The Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria to all candidates. Any shareholder who wishes to recommend a prospective nominee for the Board for consideration by the Corporate Governance Committee must notify the Corporate Secretary in writing at Medtronic’s offices at 710 Medtronic Parkway, Minneapolis, MN 55432. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Corporate Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set out in the Governance Principles.

If the Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy in the Board or to expand the size of the Board, the Nominating Subcommittee considers candidates from a variety of sources. The process followed to identify and evaluate candidates includes meetings to evaluate biographical information and background material relating to candidates, and interviews of selected candidates by members of the Board. Recommendations of candidates for inclusion in the Board slate of director nominees are based upon the criteria set forth in Exhibit 4 to the Governance Principles. These criteria include business experience and skills, judgment, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with Medtronic’s interests. While the Corporate Governance Committee does not have a formal diversity policy for Board membership, the Corporate Governance Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.

After completing the evaluation process, the Corporate Governance Committee makes a recommendation to the full Board as to persons who should be nominated by the Board. The Board determines the nominees after considering the recommendations and report of the Corporate Governance Committee and such other evaluations as it deems appropriate.

Alternatively, shareholders intending to appear at the Annual Meeting to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Corporate Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Medtronic’s amended articles of incorporation, which are described under “Other Information — Shareholder Proposals and Director Nominations” on page 60 of this proxy statement.

Quality and Technology Committee

•	Provides assistance to the Board in its oversight of product quality and safety, scientific and technical direction, and human and animal studies

•

Oversees risk management in the area of product quality and safety, including review of Medtronic’s overall quality strategy and processes in place to monitor and control product quality and safety; periodic review of results of product quality and quality system assessments by Medtronic and external regulators (including the U. S. Food and Drug Administration (“FDA”) and various notified bodies); and review of important product quality issues and field actions

•

Oversees the scientific and technical direction of Medtronic, including monitoring of overall effectiveness of research and development and periodic review of Medtronic’s intellectual property portfolio

•	Oversees risk management in the area of human and animal studies, including the periodic review of policies and procedures related to the conduct of human and animal studies

Annual Meeting of the Shareholders

It is has been the longstanding practice of Medtronic for all directors to attend the Annual Meeting of Shareholders. All directors attended the last Annual Meeting.

Director Compensation

The Director Compensation table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal year 2011. During fiscal year 2011, the Corporate Governance Committee approved changes to non-employee director compensation, including the elimination of stock option grants and an increase in the annual restricted stock unit grant. No additional compensation was provided to Mr. Hawkins for his service as a director on the Board.

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Richard H. Anderson	$90,000	$80,008	$19,453	$189,461
David L. Calhoun	$85,000	$80,008	$19,453	$184,461
Victor J. Dzau	$80,000	$80,008	$19,453	$179,461
Shirley Ann Jackson	$95,000	$80,008	$19,453	$194,461
James T. Lenehan	$85,000	$80,008	$19,453	$184,461
Denise M. O’Leary	$99,000	$80,008	$19,453	$198,461
Kendall J. Powell	$110,000	$80,008	$19,453	$209,461
Robert C. Pozen	$95,000	$80,008	$19,453	$194,461
Jean-Pierre Rosso	$90,000	$80,008	$19,453	$189,461
Jack Schuler	$90,000	$80,008	$19,453	$189,461

Fees Earned or Paid in Cash.    The fees earned or paid in cash column represents the amount of annual retainer and annual cash stipend for Board and committee service (prorated for partial year’s service). For fiscal year 2011, the Board’s annual cash retainer was $80,000.

In addition, the Chairs of each of the Compensation and Quality and Technology Committees received an annual cash stipend of $10,000. The Chair of the Audit Committee received a cash stipend of $19,000, while all non-chair members of the Audit Committee received a cash stipend of $5,000. Finally, the Chair of the Corporate Governance Committee received an annual cash stipend of $30,000. Members of a Special Committee formed by the Board during a fiscal year also receive a cash stipend of $10,000 provided that the Special Committee meets during the year.

The annual cash retainer, annual cash stipend and special committee fees are paid in two installments — in the middle and at the end of a fiscal year. The annual cash retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year. The table on page 15 of this proxy statement under the section entitled “Committees of the Board and Meetings” shows on which committees the individual directors serve.

Stock Awards.    Directors are granted deferred stock units on the first business day of the fiscal year in an amount equal to $140,000 (on a pro-rata basis for participants who are directors for less than the entire preceding plan year and reduced by 25% for those directors who failed to attend at least 75% of the applicable meetings during such fiscal year) divided by the fair market value of a share of Medtronic common stock on the date of grant. For fiscal year 2011, the amount was equal to the annual retainer for the preceding year. Dividends paid on Medtronic common stock are credited to a director’s stock unit account in the form of additional stock units. The balance in a director’s stock unit account will be distributed to the director in the form of shares of Medtronic common stock upon resignation or retirement from the Board in a single distribution or, at the director’s option, in five equal annual distributions. The stock awards column represents aggregate grant date fair value of the deferred stock units granted in the respective fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, Compensation — Stock Compensation.

Option Awards.    Prior to the Corporate Governance Committee’s elimination of stock options for non-employee director compensation during fiscal year 2011, directors were granted stock options on the first business day of the fiscal year in an amount equal to the annual retainer divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director. Amounts in the option awards column represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (disregarding forfeiture assumptions). During fiscal year 2011, the Corporate Governance Committee eliminated stock option grants for non-employee directors for future years.

The following table provides the grant fair value of options granted to the directors in fiscal year 2011 and the related assumptions used in the Black-Scholes model:

	Stock Option Grant Date
	May 3, 2010
Fair value of options granted	$10.73
Assumption used:
Risk-free rate(1)	2.86%
Expected volatility(2)	26.13%
Expected life(3)	6.3	yrs
Dividend yield(4)	2.04%

(1)	The risk-free rate is based on the grant date yield of a zero-coupon U.S. Treasury bond whose maturity period equals or approximates the option’s expected term.

(2)

The expected volatility is based on a blend of historical volatility and an implied volatility of the Company’s common stock. Implied volatility is based on market traded options of the Company’s common stock.

(3)

The Company analyzes historical employee stock option exercise and termination data to estimate the expected life assumption. The Company calculates the expected life assumption using the midpoint scenario, which combines historical exercise data with hypothetical exercise data, as the Company believes this data currently represents the best estimate of the expected life of the option.

(4)	The dividend yield rate is calculated by dividing the Company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date.

Non-employee directors received the following stock option grants during fiscal year 2011:

Non-Employee Director	Stock Options	Grant Date Fair Value
Richard H. Anderson	1,813	$19,453
David L. Calhoun	1,813	$19,453
Victor J. Dzau	1,813	$19,453
Shirley Ann Jackson	1,813	$19,453
James T. Lenehan	1,813	$19,453
Denise M. O’Leary	1,813	$19,453
Kendall J. Powell	1,813	$19,453
Robert C. Pozen	1,813	$19,453
Jean-Pierre Rosso	1,813	$19,453
Jack Schuler	1,813	$19,453

All non-employee director stock options described above vest and are exercisable in full on the date of grant, except that a director initially elected by the Board will not be entitled to exercise any stock option until the director has been elected to the Board by Medtronic’s shareholders. Amounts in the grant date fair value column represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (disregarding forfeiture assumptions).

Stock Holdings.    Non-employee directors held the following shares of restricted stock, stock options, and deferred stock units as of April 29, 2011:

Non-Employee Director	Restricted Stock	Stock Options	Deferred Stock Units
Richard H. Anderson		27,560	15,703
David L. Calhoun		10,061	9,346
Victor J. Dzau		9,636	8,336
Shirley Ann Jackson		23,881	16,435
James T. Lenehan		10,471	10,164
Denise M. O’Leary		39,971	17,584
Kendall J. Powell		10,061	9,385
Robert C. Pozen(1)		4,484	13,403
Jean-Pierre Rosso		41,474	18,853
Jack W. Schuler	14,702	44,353	20,246

(1)	13,080 stock options were transferred to adult children

To align directors’ interests more closely with those of shareholders, directors are encouraged, within five years of the date of their election to the Board, to own stock of Medtronic in an amount equal to five times the annual Board retainer fees. In addition, each director must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement or termination, as applicable. As of April 29, 2011, all directors were in compliance with the stock retention requirements.

Deferrals.    Directors may defer all or a portion of their cash compensation through participation in the Medtronic Capital Accumulation Plan Deferral Program, a nonqualified deferred compensation plan designed to allow participants to make contributions of their compensation before taxes are withheld, and to earn returns or incur losses on those contributions based upon allocations of their balances to one or more investment alternatives, which are also investment alternatives that Medtronic offers its employees through its 401(k) Plan.

Complaint Procedure; Communications with Directors

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding accounting, internal controls or auditing matters. Our independent directors may also be contacted via e-mail at independentdirectors@medtronic.com. Our Lead Director may be contacted via e-mail at leaddirector@medtronic.com. Communications received from shareholders may be forwarded directly to Board members as part of the materials sent before the next regularly scheduled Board meeting, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening or otherwise inappropriate. Advertisements, solicitations for periodical or other subscriptions and other similar communications generally will not be forwarded to the directors.

Our Codes of Conduct

All Medtronic employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of Medtronic, through management or our legal counsel or by using Medtronic’s confidential compliance line. Our Code of Ethics for Senior Financial Officers, which is a part of the Code of Conduct, includes certain specific policies applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer and Controller and to other senior financial officers designated from time to time by our Chief Executive Officer. These policies relate to internal controls, the public disclosures of Medtronic, violations of the securities or other laws, rules or regulations and conflicts of interest. The members of the Board of Directors are subject to a Code of Business Conduct and Ethics relating to director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations and promotion of ethical behavior.

Our codes of conduct are published on our website, at www.medtronic.com under the Corporate Governance caption in the Investors section, and are available in print to any shareholder who requests them. We intend to disclose future amendments to, or waivers for directors and executive officers of, our codes of conduct on our website promptly following the date of such amendment or waiver.

SHARE OWNERSHIP INFORMATION

Significant Shareholders.    The following table shows information as of June 27, 2011, concerning each person who is known by us to beneficially own more than 5% of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Of Shares Beneficially Owned, Amount that May Be Acquired Within 60 Days	Percent of Class
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(1)	56,724,055	N/A	5.35%

(1)

The information for security ownership of this beneficial owner is based on a Schedule 13G/A filed by BlackRock, Inc. on February 7, 2011. Based upon 1,060,952,075 shares outstanding as of June 27, 2011, the shareholder beneficially owns approximately 5.35% of our shares outstanding.

Beneficial Ownership of Management.    The following table shows information as of June 27, 2011 concerning beneficial ownership of Medtronic’s common stock by Medtronic’s directors, named executive officers identified in the Summary Compensation Table under “Executive Compensation,” and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(5)	Of Shares Beneficially Owned, Amount that May Be Acquired Within 60 Days
Richard H. Anderson(1)	45,768	43,263
Jean-Luc Butel	268,175	245,508
David L. Calhoun	29,757	19,407
Michael J. Coyle	27,528	23,539
Victor J. Dzau, M.D.	17,972	17,972
Gary L. Ellis	515,949	471,322
D. Cameron Findlay	27,251	27,061
William A. Hawkins	1,068,488	1,008,814
Omar Ishrak	0	0
Shirley Ann Jackson, Ph.D.	40,516	40,316
James T. Lenehan	33,635	20,635
Denise M. O’Leary	57,555	57,555
Kendall J. Powell	19,446	19,446
Robert C. Pozen(2)	42,587	17,887
Jean-Pierre Rosso	67,949	60,327
Jack W. Schuler(3)	705,420	64,599
Directors and executive officers as a group (20 persons)(4)	3,625,300	2,710,350

(1)	Mr. Anderson disclaims beneficial ownership of 25 shares that are owned by his adult son.

(2)	Includes 24,700 shares owned jointly with Mr. Pozen’s spouse.

(3)	Mr. Schuler disclaims beneficial ownership of 30,000 shares held by the Schuler Family Foundation.

(4)

As of June 27, 2011, no director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic’s directors and executive officers as a group beneficially own approximately 0.3% of the shares outstanding.

(5)

Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable or RSUs vesting within 60 days (on or before August 26, 2011) and the right to receive shares for deferred stock units within 60 days (on or before August 26, 2011) of a director’s resignation.

Section 16(a) Beneficial Ownership Reporting Compliance.    Based upon a review of reports and written representations furnished to it, Medtronic believes that during fiscal year 2011 all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of Medtronic’s common stock pursuant to Section 16(a) of the Exchange Act, except that Christopher J. O’Connell, Executive Vice President and President, Restorative Therapies Group, failed to timely file an amendment to correct underreporting of shares withheld to cover taxes due to Medtronic’s administrative oversight. The amended report was filed promptly when the error was discovered.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview

The CD&A provides information about the material compensation components for Medtronic’s named executive officers during fiscal year 2011. Additional information can also be found in the Summary Compensation Table and other tables located in the Executive Compensation section of this proxy statement.

Executive Summary

Medtronic’s compensation programs are aligned with the Medtronic Mission, which has driven every aspect of our business since 1960 and lays the foundation for unyielding standards for ethical and legal conduct and the utmost integrity in all of our activities including compensation program design. Medtronic’s Executive Compensation Program Philosophy is designed to:

•	Attract, motivate and retain top talent;

•	Emphasize incentive compensation alignment with sustained profitable growth;

•	Align with shareholder interests by encouraging executive stock ownership and linking a meaningful portion of compensation to the value of Medtronic common stock;

•	Favor moderate cash allowances instead of Company-provided perquisites; and

•	Discourage inappropriate risk taking.

Medtronic’s annual incentive compensation is aligned with the Company’s tactical objectives by incorporating performance measures related to diluted earnings per share, revenue growth, and cash flow, which directly reflect achievement of the Company’s annual operating plan. Medtronic’s long-term compensation is aligned with the Company’s strategic objectives by denominating the target compensation opportunity into 1/3 stock options, 1/3 performance-based restricted stock units, and 1/3 long-term performance plan awards (a three year, long-term cash incentive). The performance-based restricted stock units incorporate performance of diluted earnings per share growth and the long-term performance plan awards incorporate performance of return on capital as well as revenue growth relative to a peer group of companies (detailed on page 30).

Fiscal year 2011 proved to be a challenging business environment, and the Company’s top-line and bottom-line growth rates were below expectations. In light of these business results, the Company’s annual incentive plan and long-term performance plan paid out at 50% and 60% of targeted amounts, respectively. Other key developments occurring in fiscal year 2011 and prior fiscal years that demonstrate the strong link between Medtronic’s compensation philosophies and objectives and Medtronic’s compensation program are summarized below:

•

Medtronic provides named executive officers (“NEOs”) with a comprehensive range of compensation and benefit programs, designed to attract and retain top performers from diverse backgrounds. NEOs receive the same health and retirement benefits provided to all Medtronic employees;

•

All executive compensation elements are targeted within the median range of our executive compensation peer companies (detailed on page 30), with actual compensation delivered based on Company and individual performance;

•	Performance-based compensation constitutes 79% to 89% of NEO compensation, and long-term performance-based compensation constitutes 62% to 74% of NEO compensation;

•

In fiscal year 2011, Medtronic paid NEOs and the CEO below the median of its executive compensation peer companies because Medtronic financial performance was below the median of the executive compensation peer companies;

•	During fiscal year 2010, the Compensation Committee provided notice to our NEOs that existing change of control agreements would be discontinued at the end of their three-year term, and a new agreement without any excise tax gross-up would be required. Transition to the new agreements continued through fiscal year 2011;

•

In furtherance of pay practices preferred by institutional shareholders, equity awards granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan that are replaced in connection with a change of control do not vest on the occurrence of a change of control and instead vest only if a participant is involuntarily terminated within a limited period following the change of control;

•

Medtronic continued to follow a practice of avoiding excessive perquisites or executive benefits to our NEOs, but instead provided them with a limited business expense allowance (ranging from $24,000 to $40,000 annually) to be used in the executive’s discretion, and not to provide any income-tax gross-ups related to this business expense allowance;

•

Medtronic continued to require NEOs to retain, for at least three years, 50% of the Company shares that an executive receives in connection with the settlement of his or her equity compensation awards (after satisfaction of tax withholding requirements) and to require the CEO to retain 75% of such shares; and

•

Medtronic continued to follow a broad clawback policy that allows the Company to recapture equity compensation and other incentive awards paid to an executive who engages in misconduct, which includes, among other things, a violation of the Medtronic Code of Conduct, other fraudulent or illegal activity, violation of post-termination non-competition covenants, unauthorized disclosure of confidential information, and violation of business ethics or other business policies of Medtronic.

CEO Compensation Developments

•

In fiscal year 2008, Mr. Hawkins was promoted from Chief Operating Officer to Chief Executive Officer. Fiscal year 2011 concluded the first three-year performance period associated with Mr. Hawkins’ increased long-term incentive opportunity as CEO. Despite his increased earning opportunity, Mr Hawkins’ earned annual compensation remained flat from fiscal year 2010 to fiscal year 2011 based on Medtronic’s financial performance relative to the three-year performance goals. Mr. Hawkins’ actual pay, as a percentage of total compensation opportunity, decreased from 2010 to 2011, in line with Company performance and our pay-for-performance philosophy.

•

In December of calendar year 2010, Mr. Hawkins announced his intention to retire from his position as CEO and Chairman of the Board of Medtronic. To ensure a smooth transition, Medtronic entered into an agreement with Mr. Hawkins to allow for transition of CEO responsibilities. Mr. Hawkins continued as CEO until Omar Ishrak began his tenure as CEO on June 13, 2011, and Mr. Hawkins agreed to assist in transition activities, as Mr. Ishrak determines, until his scheduled retirement on April 27, 2012. Other than the separation agreement entered into with Mr. Hawkins, Medtronic is not a party to any employment or severance agreements with its NEOs that are applicable prior to a change of control.

The following table is intended to show Mr. Hawkins’ actual realized pay during fiscal year 2011 and is intended to supplement the information in the Summary Compensation Table on page 40. The information in this table is not required and it differs substantially from the information contained in the Summary Compensation Table that is required by the SEC. The purpose is to show the actual value received through Medtronic’s pay-for-performance compensation systems. The equity grant information in the following table reflects the gross compensation value of the awards prior to deduction for payment of taxes on these grants by Mr. Hawkins either when exercised or when vesting restrictions lapsed. In addition, while Mr. Hawkins was Chief Executive Officer he was required to retain 75% of the after-tax value of these awards/grants in equity for an additional three years. In addition, while the required Summary Compensation Table requires inclusion of increases in pension compensation solely due to changes in discount rates, the following table does not.

William A. Hawkins — Chairman and Chief Executive Officer

Review of Fiscal Year 2011 Realized Compensation

	Performance Period	Target	Amount Received	Comments
Base Salary:	FY2011	$1,355,000	$1,250,000	Mr. Hawkins base salary for fiscal year 2011 was 91% of the market median of $1,355,000.

Annual Incentive (MIP):	FY2011	$1,750,000	$875,000	Fiscal year 2011 annual incentive payout was paid at 50% of target based on Company financial performance.

Long-Term Performance Plan:	FY2009 -2011	$2,500,000	$1,500,500	Payout for the Long-Term Performance Plan period of fiscal year 2009 to 2011 was at 60% of target.

Total Cash:		$5,605,000	$3,625,500

RSA / RSU Lapsed:	FY2008 - 2010	$2,500,000	$1,843,762	Comprised of performance-based restricted stock units vesting for grant in fiscal year 2008 with a performance period that concludes at the end of fiscal year 2010 and vesting in fiscal year 2011.

Stock Options Exercised:			$0

Total Equity Realized:			$1,843,762

OTHER BENEFITS & PERQUISITES:		$40,000	$40,000

TOTAL REALIZED COMPENSATION:		$8,145,000	$5,509,262

The table below is intended to show the market value, as of April 29, 2011, of Mr. Hawkins’ outstanding stock options versus the Black-Scholes value at grant. The information in this table is not required but is included to show the alignment between long-term compensation and shareholder value.

Black-Scholes Value of Stock Option Grants to

William A. Hawkins

Grant Date	Number of Stock Option Shares Granted	Option Exercise Price	Black-Scholes Value at Grant(1)	Value Delivered at April 29, 2011 Stock Price $41.75(2)	Value Delivered vs. Grant Date Black-Scholes Value(3)
10/24/2002	49,031	$44.87	$601,610	$0	$(601,610)
10/23/2003	65,204	$46.01	$773,971	$0	$(773,971)
10/21/2004	100,000	$50.00	$1,199,000	$0	$(1,199,000)
10/19/2005	75,785	$56.74	$1,239,085	$0	$(1,239,085)
10/30/2006	67,762	$48.70	$830,085	$0	$(830,085)
10/29/2007	188,403	$47.77	$2,599,961	$0	$(2,599,961)
10/27/2008	303,533	$36.24	$2,673,215	$1,672,467	$(1,000,748)
08/03/2009	306,237	$35.92	$2,711,024	$1,785,362	$(925,663)
08/02/2010	293,099	$37.53	$2,388,493	$1,236,878	$(1,151,615)
Total	1,449,054		$15,016,445	$4,694,707	$(10,321,738)

(1)	Black-Scholes value at grant represents the grant date fair value used to determine accounting cost and proxy disclosure.

(2)	Value delivered represents the in-the-money intrinsic value of each stock option grant as of 04/29/11.

(3)	Value delivered versus grant date fair value represents the difference between the Black-Scholes and value delivered columns.

Components of Total Compensation

The following is an illustration of the major components of Medtronic’s compensation programs and their targeted values as applied to each NEO.

• Base Salary Objective: Provide a base salary that is competitive and reflective of individual performance

• Base salaries are targeted at approximately the median of the executive compensation peer group (page 30)

• Base salary generally represents 11% to 21% of total compensation(1)

• Annual Incentive Objective: Motivate achievement of annual business operating plan goals

• Annual incentives are targeted at approximately the median of market competitive levels

• Annual incentives generally represent 15% to 17% of total compensation provided annual financial objectives are achieved

• Annual incentives are based on Company-wide business goals which are established by Medtronic’s annual operating plan which is reviewed and approved by the Board of Directors

• Objective: Motivate executives to focus on long-term shareholder value creation and strategic financial performance

• Core long-term incentive program consists of three distinct components weighted at 1/3 each, with the sum targeting delivery of long-term compensation at approximately the median of market competitive levels

• Generally represents 62% to 74% of total compensation

• Performance-based restricted stock units vest only if Medtronic achieves a minimum earnings per share compound annual growth rate

• The Long-Term Performance Plan (LTPP) is a long-term incentive that measures performance over a three-year time period. The current performance metrics are return on invested capital and revenue growth relative to peers

• Objective: Ensure impartiality and objectivity in the event of a change-in-control situation to protect shareholder interests

• Policy is consistent with design provisions and benefit levels at other similar companies; excise tax and all other gross-ups are being eliminated

• Objective: Provide reimbursement of some personal and business-related expenses such as memberships, financial and tax planning services in lieu of perquisites and aid in the attraction and retention of top talent

• Represents less than 1% of total compensation

• Objective: Supports retention, succession planning and recruitment

• Used very judiciously, no grants made to executive officers in fiscal year 2011

(1)

Total compensation is defined as the sum of base salary, target annual cash incentives, target long-term cash incentives, and the grant date estimated fair market value of long-term equity incentives. It does not necessarily correlate to the values disclosed in the Summary Compensation Table and other tables. The chart is not drawn to scale for any particular named executive officer.

Compensation Decision-Making Process

Role of Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) establishes Medtronic’s compensation philosophy, program design and administration rules, and is the decision-making body on all compensation matters related to our NEOs. For more information on the Compensation Committee, its members and its duties as identified in its charter, please refer to the section entitled “Governance of Medtronic — Compensation Committee” beginning on page 16 of this proxy statement.

Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook & Co., Inc., an independent outside compensation consulting firm, to advise the Compensation Committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co., Inc. conducts annual competitive market analyses of total compensation for NEOs, provides relevant market data, updates on compensation trends and counsel on program design and specific compensation decisions related to our CEO and other executives.

During fiscal year 2010, the Compensation Committee adopted independence standards for the outside consultant, which remain in effect for fiscal year 2011. This policy established an assessment framework to confirm and report on the consultant’s independence. It also requires the consultant to confirm its independent status according to the Compensation Committee’s standards. The Compensation Committee reviews and confirms the independence of Frederic W. Cook & Co., Inc. on an annual basis. The consultant has been engaged directly by the Committee, only provides services or undertakes work for the Company at the direction of the Committee, and does not provide any unrelated products or services to the Company.

Role of Chief Executive Officer in Compensation Decisions

In making compensation decisions for executive officers reporting to the CEO, the Compensation Committee solicits the views of our Chief Executive Officer. The Chief Executive Officer is not present during Compensation Committee executive sessions, and does not make recommendations to the Compensation Committee about his own compensation.

Executive Compensation Peer Companies and Competitive Market

The Compensation Committee considers relevant market pay practices when establishing executive compensation levels and evaluating compensation programs including base salary, short-term, and long-term incentives. In order to ensure the competitiveness of compensation programs, the Committee has established a peer group of companies for benchmarking purposes. The identification of these companies is based on discussions with, and recommendations from, Frederic W. Cook & Co., Inc. The selection criteria were based on companies in the health care equipment, pharmaceutical, and biotechnology industries that position Medtronic in the median range of the group, on average, in various measures of company size.

The following table lists Medtronic’s executive compensation peer group for fiscal year 2011, including Medtronic’s ranking relative to these companies based on financial data available at the time of consideration:

	Most Recent Fiscal Year (in Millions)				Total Employees	April 30, 2010 Market Cap (in Millions)	Composite Percentile Rank
Company	Net Revenue	Operating Income (EBIT)	Total Assets	Total Capital
Pfizer	$49,934	$15,995	$212,949	$90,014	116,500	$134,897	97%
Johnson & Johnson	61,897	16,776	94,682	50,588	115,500	177,329	96%
Merck	27,428	7,140	112,090	59,058	100,000	109,242	90%
Abbott Laboratories	30,765	6,904	52,417	22,856	73,000	79,433	84%
3M	23,123	5,008	27,250	12,764	74,835	63,228	73%
Medtronic	15,817	5,137	28,090	14,629	43,000	48,496	69%
Bristol-Myers Squibb	18,808	5,266	31,008	14,843	28,000	43,533	68%
Amgen	14,642	5,537	39,629	22,667	17,200	55,361	67%
Eli Lilly	21,836	6,370	27,461	9,524	40,360	40,325	67%
Baxter International	12,562	2,983	17,354	7,191	49,700	28,305	55%
Covidien	10,677	2,309	17,139	8,001	41,800	24,045	53%
Boston Scientific	8,188	1,307	25,177	12,301	26,000	10,432	43%
Becton Dickinson	7,161	1,695	9,305	5,143	29,116	18,000	37%
Gilead Sciences	7,011	3,590	9,699	6,367	3,852	35,820	37%
Stryker	6,723	1,599	9,071	6,595	18,582	22,786	36%
Genzyme	4,516	676	10,061	7,684	12,000	14,183	27%
St. Jude Medical	4,681	1,227	6,426	3,324	14,000	13,315	18%
Allergan	4,504	1,112	7,537	4,823	8,300	19,388	17%
Zimmer Holdings	4,095	1,183	7,786	5,639	8,200	12,353	15%
CareFusion	4,501	662	8,349	5,451	15,000	6,128	14%
C.R. Bard	2,535	734	2,907	2,194	11,000	8,229	5%

75th Percentile	22,158	5,745	33,163	16,799	55,525	57,328
Mean	16,279	4,404	36,415	17,851	40,147	45,817
Median	9,433	2,646	17,247	7,842	27,000	26,175
25th Percentile	4,640	1,216	8,891	5,592	13,500	13,966

Medtronic %tile Rank	65%	66%	69%	73%	69%	71%

Medtronic also uses external survey sources to help determine competitive market compensation, including base salary, short-term, and long-term incentives. Competitive market compensation benchmarks are established using the size adjusted medians of the general industry data for each executive position.

Our objective is to establish market competitive compensation, including base salary, short-term, and long-term incentives, within a range of 15% (20% for LTI) on either side of the market median benchmark established for each position compared to our executive compensation peer group. Consistent with our pay-for-performance philosophy, we establish an award range for short-term and long-term incentives that generates above-market pay for above-market performance and below-market pay for below-market performance.

In addition to the competitive market information, the Compensation Committee also reviews information about career and job experience, job tenure, and job performance for each NEO. Base salary decisions are based on these factors to ensure that salaries are market competitive as specified in Medtronic’s compensation philosophy.

Risk Assessment

Compensation policies and practices are also designed to discourage inappropriate risk taking. While you should refer to the section entitled “Governance of Medtronic — Board Role in Risk Oversight” beginning on page 14 of this proxy statement for a discussion of the Company’s general risk assessment of compensation policies and practices, mitigating factors with respect to our NEOs include the following:

•

The CEO and directors are subject to a three-year retention requirement of 75% of after-tax profit shares earned from equity compensation plans and the other NEOs are required to retain 50% of such shares;

•	Improper payments or gains from incentives and equity compensation are subject to clawback;

•

Incentive plans are appropriately weighted between short-term and long-term performance to reduce the incentive to adversely impact long-term performance in favor of maximizing performance in one year;

•	Short-term and long-term cash incentive payments are capped at 225% and 180% of target, respectively;

•

Long-term incentive awards are weighted approximately one-third to stock options that vest over four years for alignment with shareholders’ interests, one-third to performance-based restricted stock units for retention incentive, and one-third to performance-based cash for focus on long-term Company financial performance; and

•	Long-term cash incentive performance targets are established at the beginning of each three-year overlapping performance period and are not subject to change.

•

Short and long-term incentive programs use different measures of performance. Short-term incentives focus on annual operating plan financial measures such as revenue growth, earnings per share, and cash flow. Long-term incentives, which represent a larger potential earning opportunity, focus on shareholder value growth, return on invested capital, and revenue growth relative to a selected peer group of Medtronic’s competitors.

Base Salaries

Messrs. Hawkins, Ellis, and Butel took a 5% salary reduction for all of fiscal year 2010 in conjunction with a Company merit pay freeze. As reported in our proxy statement for the 2010 fiscal year, the 5% reduction was reversed, effective on the first day of fiscal year 2011, to provide a market competitive starting point for fiscal year 2011 base salary increases. Fiscal year 2011 base salary increases for Messrs. Hawkins, Ellis, and Butel were 6%, 6%, and 9%, respectively. Mr. Butel received an additional mid-year salary adjustment to offset the discontinuation of an expatriate program payment timed with his move from Japan to Singapore effective January 1, 2011. The salary increases for all NEOs did not move their base pay above the market median of Medtronic’s executive compensation peer group.

Final base pay decisions for all NEOs made by the Compensation Committee for fiscal year 2011 were made at the June 2010 Committee meeting and are summarized in the table below:

Name	Fiscal Year 2010	Fiscal Year 2011	Percent Increase
William A. Hawkins	$1,118,150	$1,250,000	12%
Gary L. Ellis	$604,200	$675,000	12%
Jean-Luc Butel	$498,750	$608,000	22%
D. Cameron Findlay	$575,000	$590,000	3%
Michael J. Coyle	$600,000	$615,000	2.5%

Annual Performance-Based Incentives

Award Targets.    The Compensation Committee reviews and approves MIP award targets for NEOs each year in June, after review and approval by the Board of Directors of the Company’s annual operating plan. No incentives are earned unless a minimum (threshold) diluted earnings per share target is achieved, at which point participants earn a minimum award of 50% of target. Maximum awards to our NEOs are capped at 225% of the target amount for maximum achievement of all performance measures.

Fiscal Year 2011 Performance Measures.    MIP performance measures were reviewed and approved at the Compensation Committee’s May 2010 meeting and are based upon the annual operating plan approved by the Board. Fiscal year 2011 performance measures for our NEOs were growth in diluted earnings per share, revenue growth, and a measure of cash flow, with weights of 40%, 40% and 20%, respectively. Diluted earnings per share is an aggregate measure that focuses on earnings growth and equity management. For purposes of the MIP, diluted earnings per share refers to non-GAAP diluted earnings per share, a measure which includes adjustments for certain charges. A reconciliation of non-GAAP diluted earnings per share to diluted earnings per share as reported in our financial statements is included in the “Adjustment of EPS Targets applicable to Short and Long-Term Incentives” section on page 35 of this proxy statement. For the purposes of our MIP, the cash flow measure is defined as Medtronic’s net earnings plus or minus changes in accounts receivable, inventory, net property, plant, and equipment, other operating assets, and accounts payable.

In determining the target levels for the revenue growth and diluted earnings per share performance measures, the Committee reviewed a number of historical and forward-looking factors including the competitive market, changes in the regulatory environment and economic trends. The Committee considered historical data from our executive peer group, analyst consensus data for both our executive compensation peer companies and the medical technology subset of those companies, and Medtronic’s annual operating plan for fiscal year 2011. Once the Committee established the fiscal year 2011 performance measures, it did not exercise its discretion to modify the performance measures in any manner.

In fiscal year 2011, the Company performance measures and actual performance were as follows:

Performance Measure	Weight	Minimum (50% Payout)	Target (100% Payout)	Maximum (225% Payout)	Actual Performance	Weighted Achievement (% of Target)
Diluted Earnings Per Share	40%	$3.27	$3.38	$3.50	$3.27	20%
Revenue Growth	40%	1.9%	5.6%	8.2%	0.65%	0%
Cash Flow Measure	20%	$3.250B	$3.450B	$3.750B	$3.098B	0%

Once actual performance against each measure is established, the achievement percentage is determined by interpolating actual performance within the performance range for each measure. These results are then weighted based on the plan weightings and summed to arrive at an overall achievement percentage for the plan year. The fiscal year 2011 achievement percentage was 20% of target. However, the plan provides for a minimum total payout of 50% of target as long as a non-GAAP diluted earnings per share threshold is achieved. For fiscal year 2011, the threshold was set at $3.25 per share. Actual payouts are determined by multiplying the executive officer’s eligible earnings by his or her annual target percentage, and then by the overall achievement percentage for his or her plan.

Approval of Fiscal Year 2011 MIP Payments.    At the Compensation Committee’s May 2011 meeting, results for fiscal year 2011 were reviewed and approved. Medtronic exceeded the diluted earnings per share threshold of $3.25; however, as highlighted above, results for all three measures finished below their range minimums. This resulted in an overall Company-performance payout level at the minimum of 50% of target as provided for by achieving the non-GAAP diluted earnings per share threshold.

A summary of NEO MIP information for fiscal year 2011 is shown in the table below:

Name	Target Opportunity (as % of Base Salary)	Payout Range (as % of Base Salary)		Target Payout	Actual Amount Paid	Actual Paid as % of Target
		Minimum	Maximum
William A. Hawkins	140.00%	70.00%	315.00%	$1,750,000	$875,000	50.00%
Gary L. Ellis	85.00%	42.50%	191.25%	$573,750	$286,875	50.00%
Jean-Luc Butel	80.00%	40.00%	180.00%	$467,015	$233,508	50.00%
D. Cameron Findlay	80.00%	40.00%	180.00%	$472,000	$236,000	50.00%
Michael J. Coyle	80.00%	40.00%	180.00%	$492,000	$246,000	50.00%

Long-Term Incentive Program

The Long-Term Incentive Program weights the target estimated market value equally between three components: stock options, performance-based restricted stock units, and performance-based cash awards under Medtronic’s Long-Term Performance Plan, with each component weighted one-third of the total target value. Special restricted stock unit and/or stock option grants are used only in limited circumstances for special recognition and retention purposes. No special grants were made in fiscal year 2011.

Long-Term Incentive Program components are discussed in more detail below followed by fiscal year 2011 grants and payout approvals.

Stock Options.    Stock options provide value only when the price of the stock appreciates over the grant price. This helps ensure alignment between the interests of executives and shareholders. The target market value is estimated using the Black-Scholes method of stock option valuation. Information on the Black-Scholes valuation for our fiscal year 2011 stock option awards is presented as part of the discussion of items in the Summary Compensation Table on page 40 of this proxy statement.

All stock option grants have an exercise price that is equal to the closing market price of our shares on the date of grant, which is the first business day of the second fiscal quarter, have a term of ten years, and vest in equal increments of 25% each year beginning one year after the date of grant.

Performance-Based Restricted Stock Units.    Performance-based restricted stock units are granted with a performance threshold to ensure that no shares of stock are delivered if the Company does not meet a minimum diluted earnings per share growth requirement. The performance goal that must be achieved for the fiscal year 2011 performance-based restricted stock units to vest is a cumulative diluted earnings per share growth during the three-year performance period ending in fiscal year 2013 that equals or exceeds a 5% compound annual growth rate, as determined by the Compensation Committee. Performance is measured over the three consecutive fiscal years beginning with the fiscal year during which the grant is made. If the performance goal is achieved, the awards will “cliff vest” 100% on the third anniversary of the date of grant. If the performance goal is not met, none of the awards vest.

Additional information about stock option and performance-based restricted stock unit awards granted to the NEOs in fiscal year 2011 can be found in the 2011 Grants of Plan-Based Awards table on page 43 of this proxy statement.

Cash-Based Long-Term Performance Plan (“LTPP”).    Medtronic’s LTPP provides a long-term cash incentive based on sustained achievement of critical long-term Company-wide financial targets established for overlapping three-year performance cycles. Performance targets are established at the start of each three-year period and are not changed during the period. LTPP awards are typically approved at target levels with actual payouts based on Company performance over the ensuing three-year performance period. These performance targets are different from the performance targets used for the MIP.

Beginning with the fiscal year 2010 — 2012 performance cycle, the LTPP performance measures were changed. The previous measures of cumulative diluted earnings per share (“EPS”) and average revenue growth have been replaced with a three-year relative revenue growth ranked against a select peer group of 19 companies. These 19 companies include the same companies as the Executive Compensation Peer Companies except that Pharmaceutical companies and companies not in the health care industry are excluded. The Average after-tax Return on Net Assets measure has been replaced by the three-year average Return on Invested Capital (“ROIC”) measure. Relative revenue growth and ROIC are weighted 66% and 33%, respectively. These two measures align well with the key success factors for Medtronic and our shareholders: topline growth and superior cash returns. The intent of the change is to focus management performance on these two important metrics. In establishing the target levels for the measures, the Committee considers historical and forward-looking factors including the competitive market, changes in the regulatory environment, and economic trends. Once the Committee established the performance measures, it did not exercise its discretion to modify the performance measures in any manner. The performance measures are based upon GAAP financial figures.

Fiscal Year 2011 Long-Term Incentive Program Grants.    At the June 2010 Compensation Committee meeting, the Compensation Committee reviewed recommendations for fiscal year 2011 Long-Term Incentive Program grants for the other NEOs. Recommendations were based on individual performance and competitive market conditions. Based on this information, and competitive market analysis presented by the independent consultant, the Compensation Committee approved Long-Term Incentive Program grants to the NEOs at target levels, which is unchanged from fiscal year 2010. No special long-term compensation awards were made to the NEOs.

Approval of Fiscal Year 2009 — 2011 Performance-Based Restricted Stock Unit Results.    Under the terms set forth in the award agreements, these awards will vest on the third anniversary of the date of grant provided that the Company’s cumulative diluted EPS growth equals or exceeds a 5% compound annual growth rate over a three-year performance period beginning on the first day of fiscal year 2009 and ending on the last day of fiscal year 2011. At its May 2011 meeting, the Compensation Committee certified that the three-year cumulative compound annual growth rate of 5% for diluted EPS growth had been met. As a result, these awards will vest as scheduled on October 27, 2011, the third anniversary of the date of grant. These awards are reflected in the “Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested” column of the 2011 Outstanding Equity Awards at Fiscal Year End table on page 45 of this proxy statement.

Approval of Fiscal Year 2009 — 2011 LTPP Results.    Payment of awards for the LTPP covering the fiscal year 2009-2011 plan were made during the first fiscal quarter of 2012 and can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 40 of this proxy statement.

Once actual performance for the three-year performance period has been determined, the achievement percentage is calculated by interpolating actual performance relative to the performance range for each measure. These achievement percentages are then weighted based on the appropriate plan weightings and summed to arrive at an overall achievement percent for the plan year. Actual payouts are determined by multiplying the executive officer’s grant target by the plan’s overall achievement percent.

Performance results for the three-year performance period covered by the 2009-2011 LTPP were:

Performance Measure	Weight	% of Performance Award Earned			Actual Performance	Weighted Achievement(1) (% of Target)
		20%	100%	180%
Cumulative diluted EPS	50%	$9.11	$9.82	$10.58	$9.53	32.90%
Average Revenue Growth	30%	5%	9%	13%	5.4%	18.61%
Return on Invested Capital	20%	12%	16%	20%	15.7%	8.52%

(1)	Rounded to the nearest one-hundredth.

Over the fiscal year 2009 — 2011 performance period, the Company exceeded the performance thresholds, and exceeded the minimum performance levels for both cumulative diluted EPS and average ROIC. The Company’s actual cumulative diluted EPS was 66% of target, the actual revenue growth was 28% of target and the ROIC was 93% of target, resulting in an overall payout percentage of 60.02% that coordinated pay with performance.

Adjustment of EPS Targets applicable to Short and Long-Term Incentives

Medtronic’s short and long-term incentive plans require that when acquisitions or non-recurring items significantly impact operating income, this impact will be reviewed and evaluated by the Compensation Committee and potentially excluded in determining financial performance for the incentive plans. The plans define “significant” as an impact in the “general amount of 5% of operating income in the year incurred.” In addition, the Company has developed a set of principles to guide treatment of acquisitions and non-recurring items.

Specifically:

•

Non-recurring charges from acquisitions and other non-recurring items are generally excluded from the calculation of performance regardless of whether the impact is greater than or less than 5% of operating income. This exclusion occurs regardless of whether the effect is positive or negative.

•	Operating results from acquisitions which impact operating income below the 5% threshold can be included in the calculation of performance at the discretion of the Compensation Committee.

The Compensation Committee originally reviewed this policy and a summary of competitive practices presented by its independent consultant during its June 2008 meeting. The policy is re-evaluated for each fiscal year. The Compensation Committee determined that Medtronic’s practice is consistent with competitive practice and recommended no changes to the current practice and guidelines.

This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. When such adjustments have been applied, they have had both a positive and negative impact on past awards.

In accordance with Medtronic’s policy, for fiscal year 2011 the Compensation Committee excluded a number of items from Medtronic’s results for the purposes of calculating performance on short-term and long-term incentive programs and the Medtronic Savings and Investment Plan (the “401(k) Plan”). The following table reconciles the adjustments made in fiscal year 2011 and provides a brief description of each adjustment:

Fiscal Year 2011 Non-Recurring Items and Results

from On-going Operations of Fiscal Year 2011 Acquisitions (In Millions)

Excluded from Fiscal Year 2011 MIP and LTPP Calculations

	Twelve Months Ended April 29, 2011	Explanation of Non-Recurring Adjustments
Diluted EPS, as reported	$2.86
Significant Non-Recurring Adjustments:
Restructuring charges	0.18	After-tax charges relate to the restructuring initiative that began in the fourth quarter of fiscal year 2011.
Certain litigation charges, net	0.22	After-tax certain litigation charges, net relate primarily to a settlement involving the Sprint Fidelis family of defibrillation leads and accounting charges for Other Matters litigation.
Acquisition-related items	(0.01)	After-tax charges relate to acquisition-related costs that were incurred during fiscal year 2011.
Discretionary Non-Recurring Adjustments:
Excluded Operating Losses from Acquisitions	0.02	After-tax results from on-going operations of certain fiscal year 2011 acquisitions, including ATS Medical, Osteotech and Ardian.

Adjusted Diluted EPS Performance	$3.27

Other Benefits and Perquisites

Medtronic provides broad-based benefit plans to all of its employees, including the NEOs. All employees participate in the same health care plans and Medtronic does not provide NEOs with any different or additional health care or retirement plans. Medtronic executives are required to complete an annual physical and, in the event that requirement exceeds regular plan coverage, the executives can receive reimbursement for up to $2,000 of the cost that exceeds the regular plan coverage. The broad-based benefit plans include:

Qualified Retirement Plans.    Medtronic sponsors a number of tax qualified retirement plans for its employees. In the United States, Medtronic changed its retirement plans effective May 1, 2005 in order to provide then current employees and employees hired after that date a choice of retirement plans. Employees hired prior to May 1, 2005 had the option of continuing in a defined benefit pension plan (the “Medtronic Retirement Plan”) or electing to participate in one of the new plans. Employees hired after that date choose to participate in one of the new plans: the Personal Pension Account or the Personal Investment Account. The Personal Pension Account is a cash balance component of the previous Medtronic Retirement Plan and the Personal Investment Account is a cash balance component of the Company’s tax qualified 401(k) Plan. Additional details regarding these plans are provided on page 47 of this proxy statement.

Supplemental Retirement Plans.    The Company offers a Nonqualified Retirement Plan Supplement (“NRPS”) designed to provide all eligible employees, including but not limited to the NEOs, with benefits which supplement those provided under certain of the tax qualified plans maintained by Medtronic. The NRPS is designed to restore benefits lost under the Personal Pension Account, Personal Investment Account or the Medtronic Retirement Plan due to covered compensation limits established by the Internal Revenue Code. The NRPS also restores benefits for otherwise eligible compensation deferred into the Medtronic, Inc. Capital Accumulation Plan Deferral Program (the

“Capital Accumulation Plan”). The NRPS provides employees with no greater benefit than they would have received under the qualified plan in which they participate were it not for the covered compensation limits and deferrals into the Capital Accumulation Plan.

Nonqualified Deferred Compensation Plan.    The Company provides all vice presidents, including our NEOs, and highly-compensated sales employees, with a market competitive nonqualified deferred compensation plan through the Capital Accumulation Plan. Our plan allows these employees to make voluntary deferrals from their base pay and incentive payments, which are then credited with gains or losses based on the performance of selected investment alternatives. These alternatives are the same as those offered in our tax qualified 401(k) Plan for all employees. There are no Company contributions to the plan.

Business Allowance.    Medtronic does not provide any perquisites such as Company-provided automobiles, aircraft, country-club memberships, financial and tax advisors, etc. Medtronic provides NEOs with a market competitive business allowance, unless they are on an expatriate assignment, as discussed below. The NEOs may spend their business allowance at their discretion for expenses related to such things as financial and tax planning, automobiles or club memberships. The business allowance is paid as taxable income and Medtronic does not track an executive’s use of their business allowance. With the exception of Mr. Butel, who is on an expatriate assignment, the annual business allowances provided to our NEOs in fiscal year 2011 ranged from $24,000 to $40,000. For NEOs on expatriate assignments, rather than providing a business allowance, the Company pays for certain housing and related living costs. These amounts are sometimes a significant part of an expatriate’s total compensation. Additionally, it is occasionally appropriate for NEOs to be accompanied during business travel by their spouses. The expenses associated with such travel, while rare, are considered taxable income. The referenced amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. Our change of control provisions support these principles. We believe shareholders will be best served if the interests of our executive officers are aligned with shareholders’ interests, and we believe providing change of control benefits should encourage senior management to pursue potential mergers or transactions that may be in the best interests of shareholders.

Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.” We do not have individual employment contracts with our NEOs other than those associated with a change of control.

During fiscal year 2010, the Compensation Committee provided notice to our NEOs that, upon expiration, the current form of the change of control agreement would not be extended and a new agreement without any excise tax gross-up would be offered. During fiscal year 2011, transition to the new agreements was underway, as old agreements expire, and no new agreements were put in place with an excise tax gross-up.

Share Ownership, Share Retention, and Clawback Policies

Equity Holding.    The Compensation Committee has approved stock retention requirements as follows: the Chief Executive Officer must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises and 75% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. Other NEOs must retain, for a period of three years, 50% of the net after-tax profit shares realized from option exercises and 50% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and applicable taxes. For share issuances (restricted stock unit vesting), net gain shares are those shares remaining after payment of income taxes. Shares retained may be sold after three years. The retention requirements were established at a higher level for the Chief Executive Officer as a reflection of the increased scope of decision-making inherent in this position and to maintain increased alignment with long-term Company performance. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement or termination. As of April 29, 2011, all executive officers and directors were in compliance with the stock retention requirements.

Hedging Policy.    In July 2009, we amended our insider trading policy to prohibit our NEOs and directors (along with others) from engaging in shorts sales of Medtronic securities (including share sales against the box) or engaging in purchases or sales of puts, calls or other derivative securities based on Medtronic securities. The policy also prohibits our NEOs from purchasing Medtronic securities on margin, borrowing against Medtronic securities held in a margin account or pledging Medtronic securities as collateral for a loan (unless the officers can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).

Sale and Transfer of Awards.    All stock option, restricted stock, restricted stock unit and performance-based restricted stock/restricted stock unit awards are granted under plans which specifically prohibit the sale, assignment and transfer of awards granted under the plan with limited exceptions such as the death of the award recipient. In addition, the Compensation Committee of the Board of Directors may allow an award holder to assign or transfer an award.

Incentive Compensation Forfeiture.    Medtronic has a comprehensive Incentive Compensation Forfeiture Policy, which is designed to recoup improper payments or gains paid to executive officers. If the Board determines that any executive officer has received an improper payment or gain, which is an incentive payment or grant paid or awarded to the executive officer due to misconduct, the executive officer must return the improper payment or gain to the extent it would not have been paid or awarded had the misconduct not occurred, including interest on any cash payments. “Misconduct” means any material violation of the Medtronic, Inc. Code of Conduct or other fraudulent or illegal activity for which an executive officer is personally responsible as determined by the Board. All executive officers are required to agree to this policy in writing.

Equity Compensation Forfeiture.    The Company may require the return or forfeiture of cash and/or shares received or receivable in certain circumstances in which an employee has a termination of employment from the Company or any affiliate. The Company may exercise its ability to require forfeiture of awards if the employee receives or is entitled to receive delivery of shares or proceeds under an equity award program within six months prior to or twelve months following the date of termination of employment if the current or former employee engages in any of the following activities: (a) performing services for or on behalf of any competitor of, or competing with, the Company or any affiliate; (b) unauthorized disclosure of material proprietary information of the Company or any affiliate; (c) a violation of applicable business ethics policies or business policies of the Company or any affiliate; or (d) any other occurrence determined by the Compensation Committee of the Board of Directors.

Tax and Accounting Implications

The Compensation Committee structures all compensation to be compliant with the $1 million deduction limitation of Section 162(m) of the Internal Revenue Code, which limits the amount of remuneration that Medtronic may deduct for our Chief Executive Officer and the three highest-paid NEOs other than the Chief Executive Officer and Chief Financial Officer, unless the Compensation Committee determines that compliance in a specific situation would not be in the best interests of Medtronic and its shareholders. In addition, the Compensation Committee structures all deferred compensation within the meaning of Section 409A of the Internal Revenue Code such that all NEOs are not subject to the excise tax under Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:

Richard H. Anderson, Chair	Jean-Pierre Rosso
Kendall J. Powell	Jack W. Schuler

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for each of the last three fiscal years awarded to, earned by or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during fiscal year 2011 (collectively, the named executive officers or “NEOs”). You should refer to the section entitled “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement to understand the compensation components for Medtronic’s NEOs. A narrative description of the material factors necessary to understand the information in the table is provided below.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William A. Hawkins	2011	$1,250,000	$0	$2,850,028	$2,394,619	$2,375,500	$706,036	$48,526	$9,624,709
Chairman and Chief Executive Officer	2010	$1,118,150	$0	$2,850,001	$2,711,024	$2,334,858	$529,462	$62,856	$9,606,351
	2009	$1,177,000	$0	$2,850,022	$2,673,215	$2,162,161	$115,475	$74,700	$9,052,573

Gary L. Ellis	2011	$675,000	$0	$667,021	$579,939	$616,985	$461,287	$32,566	$3,032,798
Senior Vice President and Chief Financial Officer	2010	$604,200	$0	$500,006	$443,627	$859,964	$564,666	$37,818	$3,010,281
	2009	$636,000	$0	$2,050,023	$486,041	$856,162	$32,500	$35,140	$4,095,866

Jean-Luc Butel	2011	$583,769	$0	$667,021	$579,939	$413,568	$148,145	$1,353,344	$3,745,786
Executive Vice President and Group President, International	2010	$498,750	$0	$300,004	$271,105	$591,166	$179,969	$1,254,797	$3,095,791
	2009	$525,000	$0	$1,300,036	$315,925	$523,295	$22,610	$1,100,740	$3,787,606

D. Cameron Findlay	2011	$590,000	$400,000	$600,030	$522,463	$236,000	—	$580,481	$2,928,974
Senior Vice President, General Counsel and Secretary

Michael J. Coyle	2011	$615,000	$0	$667,021	$579,939	$246,000	—	$385,245	$2,493,205
Executive Vice President and Group President, Cardiac and Vascular Group

Salary.    The salary column represents the base salary earned by the NEO during the applicable fiscal year. This column includes any amounts that the officer may have deferred under the Capital Accumulation Plan, which is included in the 2011 Nonqualified Deferred Compensation Table on page 49 of this proxy statement. Each of the NEOs also contributed a portion of his salary to the Medtronic, Inc. Savings and Investment Plan, also referred to as the 401(k) Plan.

Bonus.    The bonus column represents the bonus payments made to certain NEOs. In fiscal year 2011, Mr. Findlay’s amount represents a special $400,000 bonus intended to reflect the fact that he will not be eligible to receive cash payments under the LTPP until fiscal year 2012.

Stock Awards.    The stock awards column represents aggregate grant date fair value of restricted stock and restricted stock unit awards (including performance-based restricted stock and performance-based restricted stock units) (collectively, the “restricted stock awards”) granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

Option Awards.    The option awards column represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The following table provides the assumptions underlying this estimation:

	Stock Option Grant Date
	October 27, 2008		August 3, 2009		November 2, 2009		August 2, 2010
Fair value of options granted	$8.81		$8.85		$8.46		$8.17
Assumption used:
Risk-free rate(1)	3.10%		3.21%		2.88%		2.25%
Expected volatility(2)	26.01%		26.90%		26.18%		26.03%
Expected life(3)	6.1	yrs	6.2	yrs	6.2	yrs	6.3	yrs
Dividend yield(4)	2.07%		2.28%		2.27%		2.40%

(1)	The risk-free rate is based on the grant date yield of a zero-coupon U.S. Treasury bond whose maturity period equals or approximates the option’s expected term.

(2)

The expected volatility is based on a blend of historical volatility and an implied volatility of the Company’s common stock. Implied volatility is based on market traded options of the Company’s common stock.

(3)

The Company analyzes historical employee stock option exercise and termination data to estimate the expected life assumption. The Company calculates the expected life assumption using the midpoint scenario, which combines historical exercise data with hypothetical exercise data, as the Company believes this data currently represents the best estimate of the expected life of a new employee option.

(4)	The dividend yield rate is calculated by dividing the Company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date.

Non-Equity Incentive Plan Compensation.    This column reflects the MIP and LTPP payments earned by the NEOs during the fiscal year(s) and payable subsequent to fiscal year end and the full cash payment earned by the executive officers under the 2009-2011 LTPP payable subsequent to fiscal year end, including any amounts deferred under the Capital Accumulation Plan. These deferrals are included in the 2011 Nonqualified Deferred Compensation table on page 49 of this proxy statement. The table below reflects the compensation received by the NEO under each plan for fiscal year 2011. Mr. Findlay and Mr. Coyle did not participate in the 2009–2011 LTPP.

Name	MIP	2009-2011 LTPP	Total Non- Equity Incentive Plan Compensation
William A. Hawkins	$875,000	$1,500,500	$2,375,500
Gary L. Ellis	$286,875	$330,110	$616,985
Jean-Luc Butel	$233,508	$180,060	$413,568
D. Cameron Findlay	$236,000	n/a	$236,000
Michael J. Coyle	$246,000	n/a	$246,000

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    This column includes the estimated aggregate increase in the accrued pension benefit under Medtronic’s defined benefit pension plan. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. The pension values are calculated based on the accrued pension benefits (qualified plan and NRPS) as of April 29, 2011, and the fiscal year-end 2011 ASC 715 disclosure assumptions. For fiscal year 2011, the change in pension value reflects not only the increase due to additional service and pay for the year, but also a slight increase in present value due to the lower discount rate (5.80% for fiscal 2011 year-end; down from 6.05% in fiscal year 2010). Assumptions are described in Note 1 to our consolidated financial statements in our annual report for fiscal year 2011 accompanying this proxy statement.

All Other Compensation.    The all other compensation column includes the following:

Name	Fiscal Year	Perquisites and Other Personal Benefits(1)	Tax Gross-ups(2)	Registrant Contributions to Defined Contribution Plans(3)	Perquisites Related to Expatriate Expenses(4)	Total
William A. Hawkins	2011	$40,000	$0	$8,526	$0	$48,526
Gary L. Ellis	2011	$24,040	$0	$8,526	$0	$32,566
Jean-Luc Butel	2011	$134,089	$23,170	$8,526	$1,187,559	$1,353,344
D. Cameron Findlay	2011	$388,407	$135,266	$56,808	$0	$580,481
Michael J. Coyle	2011	$286,965	$48,195	$50,085	$0	$385,245

(1)

The value of certain perquisites and other personal benefits for Mr. Hawkins represents a $40,000 business allowance. The value of perquisites and other personal benefits for Messrs. Ellis, Findlay and Coyle includes a business allowance of $24,000 and for Messrs. Ellis and Findlay a reimbursement for an annual physical examination. Of the $133,349 in relocation expenses for Mr. Butel, $80,772 was in the form of household goods shipment and $20,178 was in the form of house finding. Additional relocation expenses for Mr. Butel include auto loss on sale, relocation vendor services, temporary living, relocation allowance, final trip, meals, and other miscellaneous relocation expenses. Of the $364,078 in relocation expenses for Mr. Findlay, $150,914 was in the form of home equity loss payment and $145,076 was in the form of home sale assistance. Additional relocation expenses for Mr. Findlay include household goods shipment, home sale allowance, temporary living and house finding. Of the $262,965 in relocation expenses for Mr. Coyle, $146,006 was in the form of home sale assistance, $44,963 was in the form of temporary living and $33,244 was in the form of household goods shipment. Additional relocation expenses for Mr. Coyle include relocation allowance, home sale allowance, home purchase assistance and final trip. All relocation expenses are subject to a clawback requirement; if the employee leaves the Company before the 24-month anniversary of the employee’s start of employment, the employee would have to repay all relocation expenses to Medtronic. The Company occasionally allows its executives to use tickets for sporting and special events previously acquired by the Company when no other business use has been arranged. There is no incremental cost to the Company for the use.

(2)

Tax gross-ups for Mr. Findlay and Mr. Coyle are related to elements of their relocation expenses. Tax gross-ups for Mr. Butel are related to both his expatriate assignment and relocation. All tax gross-ups are in accordance with Medtronic’s relocation and expatriate policies.

(3)

This amount reflects the contribution by Medtronic to match contributions to the Medtronic, Inc. Savings and Investment Plan or 401(k) Plan. Medtronic matches employee contributions of up to 6% of eligible compensation. The plan makes a minimum contribution of $0.50 and a maximum contribution of $1.50, with any contribution over the minimum determined based on diluted EPS performance target levels. The fiscal year 2011 match of $0.58 was based on achievement of an adjusted diluted EPS of $3.27. Amounts for Mr. Findlay and Mr. Coyle also represent Company contributions to the qualified defined contribution and nonqualified defined contribution plans. For additional information, see the 2011 Nonqualified Deferred Compensation table on page 49.

(4)

Of the $1,187,559 (excluding tax gross-ups) related to Mr. Butel’s expatriate assignment, $643,985 was in the form of foreign-income tax payments, $141,216 was in the form of a host housing allowance, $164,577 was in the form of a transportation allowance and $161,848 was in the form of a cost of living differential. Additional categories of expatriation expense are payments for home leave, family allowance, financial planning, and miscellaneous assignment-related expenses.

2011 GRANTS OF PLAN-BASED AWARDS

The following table summarizes all plan-based award grants to each of the NEOs during fiscal year 2011. Threshold amounts assume attainment of plan performance thresholds. You should refer to the Compensation Discussion and Analysis sections entitled “Annual Performance-Based Incentives” on page 32 and “Long-Term Incentive Program” beginning on page 33 to understand how plan-based awards are determined. A narrative description of the material factors necessary to understand the information in the table is provided below.

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (# of shares)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
				Threshold	Target	Maximum
William A. Hawkins	MIP			$875,000	$1,750,000	$3,937,500
	LTPP			$570,000	$2,850,000	$5,130,000
	OPT	8/2/2010	6/24/2010					293,099	$37.53	$2,394,619
	PBRSU	8/2/2010	6/24/2010				75,940			$2,850,028
Gary L. Ellis	MIP			$286,875	$573,750	$1,290,938
	LTPP			$133,400	$667,000	$1,200,600
	OPT	8/2/2010	6/24/2010					70,984	$37.53	$579,939
	PBRSU	8/2/2010	6/24/2010				17,773			$667,021
Jean-Luc Butel	MIP			$228,800	$457,600	$1,029,600
	LTPP			$133,400	$667,000	$1,200,600
	OPT	8/2/2010	6/24/2010					70,984	$37.53	$579,939
	PBRSU	8/2/2010	6/24/2010				17,773			$667,021
D. Cameron Findlay	MIP			$236,000	$472,000	$1,062,000
	LTPP			$120,000	$600,000	$1,080,000
	OPT	8/2/2010	6/24/2010					63,949	$37.53	$522,463
	PBRSU	8/2/2010	6/24/2010				15,988			$600,030
Michael J. Coyle	MIP			$246,000	$492,000	$1,107,000
	LTPP			$133,400	$667,000	$1,200,600
	OPT	8/2/2010	6/24/2010					70,984	$37.53	$579,939
	PBRSU	8/2/2010	6/24/2010				17,773			$667,021

MIP = Annual performance-based plan award granted under the Medtronic, Inc. Executive Incentive Plan

LTPP = Long-term performance plan award granted under Medtronic, Inc. 2008 Stock Award and Incentive Plan

OPT = Nonqualified stock options granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan

PBRSU = Performance-based restricted stock units granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan

Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    Amounts in these columns represent future cash payments under the 2011-2013 LTPP and cash payments made in the first quarter of fiscal year 2012 under the annual performance-based plan or MIP for fiscal year 2011 at threshold, target and maximum performance. The LTPP provides for annual grants that are earned over a three-year period. Awards under the LTPP can range from 20% to 180% of the original grant based on Company performance relative to the following metrics: three-year cumulative compounded annual revenue growth rate relative to a peer group and average ROIC (rolling 12-month profit after tax plus interest expense net of tax divided by the difference of Average Asset Base and Average Non-Interest Bearing Liabilities) for each year averaged over the three-year period. Similarly, the MIP provides for annual grants based upon meeting a minimum performance threshold. Assuming the minimum plan performance threshold is met, awards under the MIP can range from 50% to 225% of the original determination based on Company performance relative to annual revenue growth and a cash flow measure as described on page 32 of this proxy statement in fiscal year 2011. The maximum dollar value that may be paid to any participant in qualified performance-based awards denominated in cash in any fiscal year is $10 million.

Estimated Future Payouts Under Equity Incentive Plan Awards.    Amounts in this column represent grants of performance-based restricted stock units. Performance-based restricted stock unit grants vest 100% on the third anniversary of the date of grant provided that Medtronic achieves the minimum three-year cumulative diluted EPS threshold. Unvested PBRSUs receive dividend equivalent units (“DEUs”) which are credited and added to the share balance. DEUs are only paid to the extent the underlying PBRSUs are earned.

All Other Option Awards/Exercise or Base Price of Option Awards.    The exercise or base price of all option awards is the closing market price of Medtronic common stock on the date of grant. Option awards vest 25% on each anniversary of the date of grant over a four year period.

Grant Date Fair Value of Stock and Option Awards.    This column represents the grant date fair value of each equity award granted in fiscal year 2011 computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the amount recognized for stock options granted on August 2, 2010, see page 41 of this proxy statement.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table below reflects all outstanding equity awards made to each of the NEOs that were outstanding at the end of fiscal year 2011. The market or payout value of unearned shares, units or other rights that have not vested equals $41.75, which was the closing price of Medtronic’s common stock on the New York Stock Exchange on April 29, 2011, and for performance-based restricted stock units and for performance share plan awards presumes that the target performance goals are met.

	OPTION AWARDS					STOCK AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
		Exer- cisable	Unexer- cisable				Number (#)(1)	Market Value ($)	Number (#)(1)	Market or Payout Value ($)
William A. Hawkins	01/07/2002	82,305	0	48.60	01/07/2012
	01/07/2002	36,214	0	48.60	01/07/2012	10/27/2008			83,235	3,475,072
	10/24/2002	49,031	0	44.87	10/24/2012	08/03/2009			82,489	3,443,899
	10/23/2003	65,204	0	46.01	10/23/2013	08/02/2010			77,291	3,226,909
	10/21/2004	100,000	0	50.00	10/21/2014
	04/29/2005	7,591	0	52.70	04/29/2015
	04/29/2005	5,462	0	52.70	04/29/2015
	10/19/2005	75,785	0	56.74	10/19/2015
	10/30/2006	67,762	0	48.70	10/30/2016
	10/29/2007	141,302	47,101	47.77	10/29/2017
	10/27/2008	151,766	151,767	36.24	10/27/2018
	08/03/2009	76,559	229,678	35.92	08/03/2019
	08/02/2010	0	293,099	37.53	08/02/2020

Gary L. Ellis	10/25/2001	32,184	0	43.50	10/25/2011	07/28/2008			30,183	1,260,139
	04/26/2002	5,257	0	43.81	04/26/2012	10/27/2008			16,063	670,640
	10/24/2002	33,430	0	44.87	10/24/2012	08/03/2009			14,472	604,200
	04/25/2003	7,189	0	48.08	04/25/2013	08/02/2010			18,089	755,226
	10/23/2003	32,602	0	46.01	10/23/2013
	04/30/2004	4,246	0	50.46	04/30/2014
	10/21/2004	30,000	0	50.00	10/21/2014
	10/19/2005	37,011	0	56.74	10/19/2015
	10/30/2006	41,068	0	48.70	10/30/2016
	10/29/2007	31,401	10,467	47.77	10/29/2017
	10/27/2008	27,594	27,594	36.24	10/27/2018
	08/03/2009	12,528	37,584	35.92	08/03/2019
	08/02/2010	0	70,984	37.53	08/02/2020

Jean-Luc Butel	08/28/2003	40,445	0	49.45	08/28/2013	04/30/2007	20,375	850,653
	10/23/2003	26,082	0	46.01	10/23/2013
	04/30/2004	3,964	0	50.46	04/30/2014	07/28/2008			20,122	840,093
	10/21/2004	26,000	0	50.00	10/21/2014	10/27/2008			8,762	365,832
	04/29/2005	4,555	0	52.70	04/29/2015	08/03/2009			8,683	362,520
	10/19/2005	33,487	0	56.74	10/19/2015	08/02/2010			18,089	755,226
	10/30/2006	22,588	0	48.70	10/30/2016
	10/29/2007	17,271	5,757	47.77	10/29/2017
	10/27/2008	17,936	17,936	36.24	10/27/2018
	08/03/2009	7,656	22,968	35.92	08/03/2019
	08/02/2010	0	70,984	37.53	08/02/2020

D. Cameron Findlay	11/02/2009	11,074	33,223	36.12	11/02/2019	11/02/2009	21,465	896,163
	08/02/2010	0	63,949	37.53	08/02/2020	08/02/2010			16,272	679,376

Michael J. Coyle	02/01/2010	5,793	17,382	43.15	02/01/2020	02/01/2010	17,882	746,593
	08/02/2010	0	70,984	37.53	08/02/2020	08/02/2010			18,089	755,226

(1)	Amounts in these columns may include dividend equivalents that will be distributed upon distribution of the underlying awards.

The amounts shown in the column entitled “Shares or Units of Stock That Have Not Vested” of the 2011 Outstanding Equity Awards at Fiscal Year End table that correspond to a November 2, 2009 and February 1, 2010 grant date reflect time-based restricted stock unit awards that vest 100% on the fourth anniversary of the date of grant. The amount that corresponds to an April 30, 2007 grant date reflects a time-based restricted stock unit award that vests 50% on the third anniversary and 50% on the fifth anniversary of the grant date. The amounts shown in the column entitled “Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested” of the 2011 Outstanding Equity Awards at Fiscal Year End table that correspond to a July 28, 2008, October 27, 2008, August 3, 2009 and August 2, 2010 grant date reflect performance-based restricted stock or restricted stock unit awards that vest on the third anniversary of the date of grant provided that the established performance threshold for each award is achieved.

The table below shows the vesting schedule for all unexercisable options. All options vest on the anniversary of the grant date in the year indicated.

		VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS
Name	Grant Date	2011	2012	2013	2014
William A. Hawkins	10/29/2007	47,101
	10/27/2008	75,883	75,884
	08/03/2009	76,559	76,559	76,560
	08/02/2010	73,274	73,275	73,275	73,275
Gary L. Ellis	10/29/2007	10,467
	10/27/2008	13,797	13,797
	08/03/2009	12,528	12,528	12,528
	08/02/2010	17,746	17,746	17,746	17,746
Jean-Luc Butel	10/29/2007	5,757
	10/27/2008	8,968	8,968
	08/03/2009	7,656	7,656	7,656
	08/02/2010	17,746	17,746	17,746	17,746
D. Cameron Findlay	11/02/2009	11,074	11,074	11,075
	08/02/2010	15,987	15,987	15,987	15,988
Michael J. Coyle	02/01/2010		5,794	5,794	5,794
	08/02/2010	17,746	17,746	17,746	17,746

		VESTING SCHEDULE FOR UNVESTED RESTRICTED STOCK AND RSUS
Name	Grant Date	2011	2012	2013	2014
William A. Hawkins	10/27/2008	83,235
	08/03/2009		82,489
	08/02/2010			77,291
Gary L. Ellis	07/28/2008	30,183
	10/27/2008	16,063
	08/03/2009		14,472
	08/02/2010			18,089
Jean-Luc Butel	04/30/2007		20,375
	07/28/2008	20,122
	10/27/2008	8,762
	08/03/2009		8,683
	08/02/2010			18,089
D. Cameron Findlay	11/02/2009			21,465
	08/02/2010			16,272
Michael J. Coyle	02/01/2010				17,882
	08/02/2010			18,089

Messrs. Hawkins, Ellis and Butel also own 131,990, 31,171 and 19,920 restricted/deferred stock units, including associated dividend equivalent units, respectively, that are fully vested and will be distributed following their retirement.

2011 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the NEOs and restricted stock awards that have vested during fiscal year 2011. The table also includes the value realized for such options and restricted stock awards. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
William A. Hawkins	—	—	52,335	$1,843,762
Gary L. Ellis			32,622	1,185,996
Jean-Luc Butel	—	—	6,281	221,280
D. Cameron Findlay	—	—	—	—
Michael J. Coyle	—	—	—	—

(1)

Included in the Number of Shares Acquired on Vesting column and the Value Realized on Vesting column are the following awards and dividend equivalent units which have been deferred until after separation from service: 21,108 shares by Mr. Ellis ($780,358). These awards continue to be credited with dividend equivalent units when dividends are issued by the Company.

2011 PENSION BENEFITS

The table below includes information with respect to Medtronic’s pension plan for each of the NEOs as of April 29, 2011, which is the measurement date used for financial statement reporting purposes. A narrative description of the material factors necessary to understand the information in the table is provided below.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William A. Hawkins	Medtronic, Inc. Retirement Plan	9.25	$168,599	$0
	Medtronic, Inc. NRPS	9.25	$1,675,999	$0
Gary L. Ellis	Medtronic, Inc. Retirement Plan	21.42	$357,433	$0
	Medtronic, Inc. NRPS	21.42	$1,354,444	$0
Jean-Luc Butel	Medtronic, Inc. Retirement Plan	7.67	$118,702	$0
	Medtronic, Inc. NRPS	7.67	$380,440	$0
D. Cameron Findlay(1)
Michael J. Coyle(1)

(1)	Neither Mr. Findlay nor Mr. Coyle participates in the Company’s defined benefit pension plans.

The Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers all eligible employees employed with the Company prior to April 30, 2005 who elected to remain in the Retirement Plan, including the NEOs. Effective May 1, 2005, the Company froze the Retirement Plan to new entrants and provided all eligible employees the option of continuing to accrue retirement benefits under the Retirement Plan or participate in one of two new options being offered. All eligible NEOs hired prior to May 1, 2005, elected to continue participation in the Retirement Plan. Benefits under the Retirement Plan are based upon the employee’s years of credited service and the average of the employee’s highest five consecutive years of covered compensation during the employee’s career while covered under the Retirement Plan. Employees have the option of providing for a survivorship benefit upon the employee’s death by making the appropriate election at the time of retirement. Covered compensation includes base salary, formula bonus and incentive plan payments, sales commissions, salary reduction contributions (such as to a cafeteria plan or medical plan) or salary continuation payments for short-term disability, but excludes compensation paid under the LTPP or the performance share plan (the predecessor to the LTPP). In addition, the IRS limits the amount of covered compensation that can be used in the benefit calculation. For the most recent plan year, that limit is $245,000. Normal retirement age under the plan is age 65. Eligible employees may retire upon reaching age 55 with at least ten years of service or upon reaching age 62 without regard to years of service. Any retirement prior to normal retirement age is considered “early retirement” and the benefit includes a reduction for early commencement of benefits.

Benefits under the Retirement Plan are calculated as a monthly annuity by taking 40% of the final average covered compensation less a social security allowance (which varies by individual based upon year of birth) and multiplying this result by years of credited service under the Retirement Plan. That result is then divided by 30 to yield the benefit at normal retirement age, with an early retirement factor applied to calculate the early retirement benefit. Employees with over 30 years of service receive 0.5% for every year of credited service in excess of 30 years.

The Retirement Plan currently limits pensions paid under the Retirement Plan to an annual maximum of $195,000, payable at age 65 in accordance with IRS requirements. The Company also has an unfunded Nonqualified Retirement Plan Supplement (the “NRPS”) that provides an amount substantially equal to the difference between the amount that would have been payable to the executive under the Retirement Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Plan. This is available to all participating employees whose income or benefits exceed the IRS maximum, not just the executive officers. Compensation used in the calculation of the NRPS benefit includes eligible compensation in excess of the IRS limitation and amounts deferred (excluding amounts paid and deferred under the LTPP or the performance share plan) pursuant to the Capital Accumulation Plan. NRPS benefits are determined based on the qualified plan formula that the executive elected to participate in. The NRPS benefit calculated based on the Retirement Plan formula is reduced based on the participant’s age at the end of the month following retirement or termination. Upon retirement or termination of employment the amount of retirement benefits earned under the NRPS are calculated. When we calculate the monthly benefit we determine the principal amount and the amount of interest to come up with the monthly payment. We determine interest based on a declining balance schedule using an interest rate of 6%. Upon retirement or termination of employment the amount of retirement benefits earned under the NRPS are calculated. If the lump sum value is less than $100,000, it is paid out as a lump sum six months after retirement or termination. If the lump sum value exceeds $100,000, the value is paid out over a 15 year period in the form of a monthly annuity commencing six months after retirement or termination. In the event of the employee’s death prior to the completion of the 15 year payment cycle, any remaining benefits from the NRPS are payable per the beneficiary designation on record. If a beneficiary is not named the benefit is payable to the employee’s surviving spouse, if there is no surviving spouse, to the children or if no survivors, the estate.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name		Executive Contributions in Last FY(2)	Registrants Contributions in Last FY	Aggregate Earnings in Last FY(3)		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
William A. Hawkins	CAP	$203,693	$0		$325,821	$0	$1,997,193
	RSUs	$0	$0	-$	124,586	$0	$5,510,553
	ESOP	$0	$0	-$	786	$0	$35,806
Gary L. Ellis	CAP	$323,148	$0		$41,140	$0	$364,288
	RSUs	$763,869	$0		$103,570	$0	$1,301,406
	ESOP	0	$0	-$	1,146	$0	$52,193
Jean-Luc Butel	CAP	$0	$0		$0	$0	$0
	RSUs	$0	$0	-$	18,257	$0	$831,645
	ESOP	0	$0	-$	99	$0	$4,525
D. Cameron Findlay	CAP	$0	$0		$0	$0	$0
	NRPS	$0	$36,032		$0	$0	36,032
	RSUs	$0	$0		$0	$0	$0
	ESOP	$0	$0		$0	$0	$0
Michael J. Coyle	CAP	$0	$0		$0	$0	$0
	NRPS	$0	$29,309		$0	$0	$29,309
	RSUs	$0	$0		$0	$0	$0
	ESOP	$0	$0		$0	$0	$0

CAP = Capital Accumulation Plan

NRPS = Nonqualified Retirement Plan Supplement

RSUs = Restricted Stock Units

ESOP = Employee Stock Ownership Plan

(1)	Mr. Butel, Mr. Findlay and Mr. Coyle have not participated in the Capital Accumulation Plan (CAP).

(2)	The following amounts of Executive Contributions from the table above have been reported in the current year’s Summary Compensation Table:

Name	Contributions
William A. Hawkins	$203,693
Gary L. Ellis	$323,148
Jean-Luc Butel	$0
D. Cameron Findlay	$0
Michael J. Coyle	$0

(3)	No amounts of Aggregate Earnings from the table above have been reported in the current year’s Summary Compensation Table for any of our NEOs.

(4)	The following amounts of Aggregate Balance from the table above have been reported in the Summary Compensation Table from prior fiscal years:

Name	Contributions
William A. Hawkins	$3,977,128
Gary L. Ellis	$1,101,411
Jean-Luc Butel	$665,429
D. Cameron Findlay	$0
Michael J. Coyle	$0

Capital Accumulation Plan

The Capital Accumulation Plan allows U.S. executives of Medtronic to defer:

•	Up to 50% of their base salary;

•	Up to 100% of their annual incentive plan payments; and

•	Up to 100% of their cash long-term incentive plan payments.

The minimum amount of each reward element that may be deferred is 10%. Medtronic does not make any contributions to the Capital Accumulation Plan — the aggregate balances shown above represent amounts that the NEOs earned but elected to defer, plus gains (or losses).

Participants receive credits of gains or losses daily based on funds that are indexed to 26 investment alternatives, which are all also available under the 401(k) Plan. Investment returns for these investment alternatives are shown below:

	Return on Funds April 30, 2010 to April 29, 2011
Medtronic Stock	-2.40%
Interest Income Fund	3.11
Wellington Fund Inv	13.72
Explorer Fund Investor	27.50
Morgan Growth Fund Inv	21.30
Inst Index Fund Inst	17.19
PRIMECAP Fund Investor	18.35
Windsor II Fund Inv	14.22
International Growth Inv	24.92
Total Bond Mkt Index Inst	5.33
Extended Mkt Index Inst	24.45
Target Retirement Income	9.94
Target Retirement 2005	10.31
Target Retirement 2010	12.33
Target Retirement 2015	13.50
Target Retirement 2020	14.52
Target Retirement 2025	15.50
Target Retirement 2030	16.50
Target Retirement 2035	17.47
Target Retirement 2040	17.72
Target Retirement 2045	17.74
Target Retirement 2050	17.69
Target Retirement 2055	29.02	*
Inflation Protected Securities	7.77
10T-100	4.48
10T-120	5.37

*	Return since fund inception on August 31, 2010

When participants elect to defer amounts, they also select when the amounts will ultimately be distributed. Distributions may be made on a certain future date (as long as that date is at least five years beyond the period of deferral) or at retirement, or, for specified employees under Section 409A of the Internal Revenue Code, six months after the date of retirement (in the form of a lump sum distribution or installments over five, 10 or 15 years). All distributions are made in cash, and there are limited opportunities to change the distribution elections. These include a hardship withdrawal and a “redeferral” election that must be made at least 12 months prior to a scheduled payment (and only if the redeferral is for at least an additional five years).

RSUs

The Medtronic, Inc. 2003 Long-Term Incentive Plan permitted a participant to defer the issuance of shares or cash deliverable upon the exercise of an option or stock appreciation right, vesting of restricted stock, or satisfaction of other stock-based awards or other cash-based awards, for a specified period or until a specified date.

Participants are entitled to receive dividend equivalents on the RSUs generally in the same manner and at the same time as if each RSU were a share. These dividend equivalents are credited in the form of additional RSUs.

The deferred RSUs are payable on the date six months or one year following a separation from service, pursuant to individual award agreements. The Company may require participants to return or forfeit the shares received or receivable in the event the participant is involved in performing services for or on behalf of a competitor, a violation of applicable business ethics policies or any other occurrence determined by the Compensation Committee.

ESOP

Medtronic previously sponsored a non-qualified employee stock ownership plan (“ESOP”) to restore certain qualified employee benefits that could not be allocated due to IRS limitations. The qualified ESOP expired in May 2005, and accordingly no additional contributions were made by Medtronic into the non-qualified ESOP.

The ESOP vests 20% per year of service, and 100% upon reaching age 62 or when an employee retired under Medtronic’s retirement eligibility rules. Dividends are credited to the ESOP account each year and the account balance is distributed in a lump sum of shares of Medtronic stock in the fiscal year following termination or retirement. Active employees cannot take distributions from the account.

Nonqualified Retirement Plan Supplement (NRPS)

The NRPS benefit calculated based on the Personal Investment Account formula is equal to 5% of the eligible compensation in excess of the IRS limitation and amounts deferred. Upon retirement or termination of employment the amount of retirement benefits earned under the NRPS are calculated. If the lump-sum value is less than $100,000, it is paid out as a lump sum six months after retirement or termination. If the lump-sum value exceeds $100,000, the value is paid out over a 15-year period in the form of a monthly annuity commencing six months after retirement or termination. In the event of the employee’s death prior to the completion of the 15-year payment cycle, any remaining benefits from the NRPS are payable per the beneficiary designation on record. If a beneficiary is not named, the benefit is payable to the employee’s surviving spouse, if there is no surviving spouse, to the children or if no survivors, the estate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Mr. Hawkins’ Separation Agreement.    In connection with Mr. Hawkins’ ceasing to serve as Chairman and Chief Executive Officer, the Company entered into a separation agreement with Mr. Hawkins pursuant to which he will thereafter remain employed by the Company in a non-executive capacity through April 27, 2012. During this transition period, Mr. Hawkins will, among other things, assist with the transition of responsibilities, key initiatives, and key relationships at the Company. During the transition period, Mr. Hawkins will continue to receive annual cash compensation (including the same salary and annual bonus targets) and employee benefits as currently in effect, paid in accordance with the terms of the respective plans of the Company; however, Mr. Hawkins will not be eligible for any new long-term incentive compensation grants.

Pursuant to the separation agreement, in connection with Mr. Hawkins’ termination of employment in April 2012 and subject to Mr. Hawkins’ execution and non-revocation of a mutual release of claims, the Company will pay to Mr. Hawkins a lump sum cash severance payment equal to (1) 1.25 times the sum of his annual base salary and annual cash bonus (calculated based on his target bonus for the Company’s 2011 fiscal year), plus (2) the value of 24 months of continued health and dental benefits. Mr. Hawkins’ cash severance payment is estimated to equal approximately $3.8 million.

In addition, Mr. Hawkins will be entitled to all compensation and benefits payable to him on termination of employment under the terms of the Company’s compensation and benefit plans and programs as in effect at the time of his termination, and he will be retirement eligible for purposes of all such plans and programs. Estimated payments in respect of awards that would vest by reason of Mr. Hawkins’ retirement in April 2012 include: $1.9 million, representing a pro rata payment (at target) in respect of his 2011-2013 LTPP award (but this amount would be paid only if applicable performance objectives are achieved for the performance period); accelerated vesting of 448,828 unvested options with an aggregate intrinsic value on April 29, 2011 equal to $2,238,463, based on the closing price per share of the Company’s common stock ($41.75) on that date; and accelerated vesting of an aggregate of 155,283 unvested time-based and performance-based restricted stock units with an aggregate value on April 29, 2011 equal to $6,483,065, based on the closing price per share of the Company’s common stock ($41.75) on that date (however, performance-based restricted stock units will vest only if applicable performing objectives are achieved).

Mr. Hawkins will also be entitled to office space, secretarial services and outplacement services for one year following termination of employment, and will be entitled to reimbursement of legal fees incurred in connection with the separation agreement, as well as tax planning fees in connection with his retirement (subject to a limit of $50,000 for these legal and tax planning fees).

The Company has agreed to indemnify Mr. Hawkins and hold him harmless on an after-tax basis for any excise taxes, interest or penalties imposed on him under Section 409A of the Internal Revenue Code.

The separation agreement includes mutual confidentiality and non-disparagement provisions and provides that, following his termination of employment, Mr. Hawkins will cooperate with the Company with respect to litigation and similar matters. Mr. Hawkins will also be subject to standard non-competition and non-solicitation of employee restrictions during his employment and for 24 months following the date on which Mr. Hawkins ceases to serve as Chairman and Chief Executive Officer.

Change of Control Agreements.    Except as described above regarding Mr. Hawkins’ separation agreement, NEOs are not entitled to any benefits upon death, disability, early retirement, normal retirement or termination for cause other than those benefits that are offered to all employees. NEOs are not entitled to any additional benefits upon termination not for cause except under circumstances of a change of control as described below. No benefits are payable to an executive officer unless both a change of control and a termination of the executive for other than cause or for “good reason” as defined by the agreement occurs. This is known as a double trigger. Absent a “change of control,” the agreements do not require Medtronic to retain the executives or to pay them any specified level of compensation or benefits.

Each agreement provides that for three years after a “change of control”— the first trigger — there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three-year period the executive’s employment is terminated by Medtronic other than for cause, or if the executive terminates his employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel) — the second trigger — the executive is entitled to receive payment of accrued salary and annual and long-term incentives through the date of termination as well as accrued vacation pay, accrued pension benefits and any outstanding deferred compensation, and, except in the event of death or disability, a lump sum severance payment equal to three times the sum of his or her base salary and annual bonus. The executive is also entitled to the continuation of certain insurance and other welfare and retirement plan benefits for a period of time not exceeding three years. Further, if the executive is required to pay any federal excise tax on the payments associated with the change of control, an additional “gross-up” payment is required such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no such excise tax had been imposed. However, payments will be reduced (and no gross-up will be necessary) to the extent that the total value of payments and benefits to which the executive is entitled is equal to or less than 110% of the “safe harbor” amount under the excise tax rules. To the extent payments exceed 110% of the safe harbor, the gross-up will be paid. During fiscal year 2010, the Compensation Committee provided notice to our NEOs that, upon expiration of their agreement’s three-year term, the current form of the agreement would not be extended and a new agreement without any excise tax gross-up would be offered.

Generally, and subject to certain exceptions, a “change of control” is deemed to have occurred if:

•

a majority of Medtronic’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships;

•	another party becomes the beneficial owner of at least 30% of Medtronic’s outstanding voting stock; or

•

Medtronic merges or consolidates with another party (other than certain limited types of mergers), or exchanges shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sells or otherwise disposes of all or substantially all of Medtronic’s assets, or is liquidated or dissolved.

If a “change of control” of Medtronic occurs, awards under Medtronic’s annual incentive plans will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. On August 27, 2008, shareholders approved the Medtronic, Inc. 2008 Stock Award and Incentive Plan, which is the only plan under which equity compensation awards may be granted. Generally, Medtronic’s long-term incentive plans and related agreements provide that in the event of a “change of control” of Medtronic, all stock options will become immediately exercisable in full, all restrictions under outstanding restricted stock or units will immediately lapse, and performance cash awards will immediately vest and pay out in full based on certain assumptions as to the anticipated performance which would have been achieved during the remainder of the performance period. However, for awards granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan and related agreements, stock options will only become exercisable in full, and all restrictions under such outstanding restricted stock or units will only lapse, if the award is not replaced by a qualifying replacement award that satisfies certain conditions set forth in the plan or, if a replacement award is granted, upon termination of a participant’s employment by the Company without cause or by the participant for good reason during the two years following the date of the change of control.

If a “change of control” occurs during a plan year, subject to certain limitations, Medtronic’s matching contribution to the 401(k) Plan will equal the greater of Medtronic’s target percentage matching contribution, or if the “change of control” occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the “change of control” and disregarding the effects of the “change of control.”

The table below reflects additional estimated payments for our NEOs as a result of the change of control agreements, and assuming (1) the change of control occurred and (2) the Company terminates employment other than for cause or disability or the executive terminates employment for good reason, on April 29, 2011.

Name	Severance Amount(2)	Excess Annual Incentive Award(3)	Performance Shares/ Long-Term Performance Plan Payouts(4)	Accelerated Vesting of Stock Options(5)	Restricted Stock Unit Vesting(6)	Present Value of Increased Pension Benefits(7)	Other(8)	Estimated Tax Gross-Up(9)	Total
William A. Hawkins(1)	$7,795,894	$473,631	$5,003,175	$3,412,137	$10,145,879	$1,246,232	$91,494	$10,876,161	$39,044,604
Gary L. Ellis	$3,330,180	$148,145	$1,075,447	$670,710	$3,290,206	$858,583	$75,197	$3,644,308	$13,092,776
Jean-Luc Butel	$2,818,978	$98,151	$871,447	$532,283	$3,174,324	$410,608	$73,380	$2,344,375	$10,323,546
D. Cameron Findlay	$3,319,654	$280,551	$862,900	$456,910	$1,575,539	$0	$133,313	$2,265,639	$8,894,506
Michael J. Coyle	$3,462,030	$293,010	$988,180	$299,552	$1,501,819	$0	$119,419	$2,566,822	$9,230,832

(1)

For payments which will actually be paid to Mr. Hawkins as a result of his retirement as Chairman and Chief Executive Officer of the Company on June 13, 2011, please see the “Mr. Hawkins’ Separation Agreement” section on page 51 of this proxy statement.

(2)

This amount is three times the sum of (a) the executive’s base salary at the time of termination and (b) the greater of fiscal year 2011’s annual bonus or the average of the annual bonuses for the three most recently completed fiscal years.

(3)

This amount represents the difference between the three-year average bonus and the fiscal year 2011 annual bonus in circumstances in which the three-year average bonus is greater than the fiscal year 2011 annual bonus.

(4)	This amount represents the unvested projected payments of the 2010-2012 LTPP and the unvested projected payments of the 2011-2013 LTPP.

(5)	This amount represents the market gain (or intrinsic value) of unvested options as of April 29, 2011 at the closing price on that date of $41.75.

(6)	This amount represents the value of unvested restricted stock units as of April 29, 2011 at the closing price on that date of $41.75.

(7)	This amount reflects the estimated present value of additional pension benefits due to the NEO upon a change of control assuming an additional three years of age and service.

(8)	This amount represents the estimated value of the continuation of Company contributions to the 401(k) Plan, and health and miscellaneous welfare benefits.

(9)	This amount represents the estimated 280(g) tax gross-up payment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Medtronic’s common stock issuable upon the exercise of options, warrants and rights under all existing equity compensation plans in effect as of April 29, 2011, including the Medtronic, Inc. 2008 Stock Award and Incentive Plan, the Medtronic, Inc. 2003 Long-Term Incentive Plan, the Medtronic, Inc. 2005 Employees Stock Purchase Plan, the Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan and the 1998 Outside Director Stock Compensation Plan.

	(a)(3)	(b)	(c)(4)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	93,270,071	$40.82	65,625,760
Equity compensation plans not approved by security holders(2)	736,188	$29.34	0

(1)

Awards under the Medtronic, Inc. 2008 Stock Award and Incentive Plan may consist of stock options, stock appreciation rights, restricted stock, performance-based restricted stock, restricted stock units, other stock-based awards and performance cash awards. No more than 5% of the shares will be granted pursuant to restricted stock awards if such award will vest in full prior to three years from the award date or if a condition to such vesting is based, in whole or in part, upon performance of the shares or any aspect of Medtronic’s operations and such vesting could occur over a period of less than one year from the award date.

(2)

The table includes information regarding options, warrants or rights assumed in connection with acquisitions completed prior to April 29, 2011. In connection with such acquisitions, Medtronic has assumed options, warrants and rights to purchase securities of the acquired company that were outstanding at the time of the acquisition, and has treated these as options, warrants and rights to acquire Medtronic common stock based upon conversion ratios negotiated in each acquisition. As of April 29, 2011, 705,437 shares of Medtronic common stock were issuable upon the exercise of options, warrants and rights assumed in connection with acquisitions and the weighted average exercise price of such options, warrants and rights was $29.69 per share. No additional options, warrants or rights may be granted under the plans that govern options, warrants or rights assumed in connection with acquisitions.

(3)

Column (a) includes 84,651,972 shares issuable upon exercise of outstanding options, with a weighted average exercise price of $45.24 and the following equity awards which increase the number of shares in column (a) and decrease the number of shares in column (c): 172,993 shares issuable pursuant to a non-qualified employee stock ownership plan in approved plans, 447,234 vested units or exercised shares deferred and not yet issued in approved plans, 361,467 dividend equivalent units in approved plans, 1078 dividend equivalent units in unapproved plans, 8,355,465 restricted stock units in approved plans and 16,050 restricted stock units in unapproved plans. Column (a) excludes 1,013,987 unvested restricted stock awards, as they are already issued and included in outstanding shares

(4)

Column (c) includes 12,352,553 shares available for issuance as of April 29, 2011 under the Medtronic, Inc. 2005 Employees Stock Purchase Plan and 53,273,207 shares available for issuance as of April 29, 2011 under the Medtronic, Inc. 2008 Stock Award and Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Medtronic’s financial reporting. In particular, the Audit Committee reviews the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of its internal auditors. The Audit Committee also has responsibility for Medtronic’s compliance with legal and regulatory requirements. As of the date of this report, the Audit Committee consisted of the five members listed below, each of whom is an independent director in accordance with SEC and New York Stock Exchange requirements and meets additional independence standards applicable to audit committee members. Denise M. O’Leary, David L. Calhoun, Shirley Ann Jackson, Ph.D., James T. Lenehan and Robert C. Pozen each qualifies as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

Medtronic’s management is responsible for preparing Medtronic’s financial statements and the overall reporting process, including Medtronic’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of Medtronic’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), that reports directly to the Audit Committee. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States (“U.S. GAAP”) and auditing the Company’s internal control over financial reporting. The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit and representatives from Medtronic’s independent registered public accounting firm.

In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers. Management represented to the Audit Committee that Medtronic’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers.

PricewaterhouseCoopers has informed the Audit Committee that, in its opinion, the consolidated balance sheets and the related consolidated statements of earnings, shareholders’ equity and cash flows that accompany Medtronic’s 2011 Annual Report present fairly, in all material respects, the financial position of Medtronic and its subsidiaries at April 29, 2011 and April 30, 2010, and the results of Medtronic’s operations and cash flows for each of the three fiscal years in the period ended April 29, 2011 are in conformity with U.S. GAAP.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and requested any other relevant input from PricewaterhouseCoopers. PricewaterhouseCoopers provided to the Audit Committee, and the Audit Committee received, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the audit committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers their independence.

Based on the considerations above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Medtronic’s Annual Report on Form 10-K for fiscal year 2011 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers as Medtronic’s independent registered public accounting firm for fiscal year 2012. Audit and any permitted non-audit services provided to Medtronic by PricewaterhouseCoopers are pre-approved by the Audit Committee.

AUDIT COMMITTEE:

Denise M. O’Leary, Chair	James T. Lenehan
David L. Calhoun	Robert C. Pozen
Shirley Ann Jackson, Ph.D.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Medtronic’s annual financial statements for the fiscal years ended April 30, 2010 and April 29, 2011, and fees billed for other services rendered by PricewaterhouseCoopers. One hundred percent (100%) of all audit, audit-related, tax and all other fees were approved by the Audit Committee.

	2010	2011
Audit Fees(1)	$6,149,000	$6,636,000
Audit-Related Fees(2)	42,000	63,000
Tax Fees(3)	285,000	397,000
All Other Fees(4)	296,000	530,000

(1)	Audit services consisted principally of domestic and international audits, statutory audits and assessment of internal control over financial reporting.

(2)	Audit-related services consisted principally of assistance with matters related to international entity restructuring and audits of certain international employee benefits plans.

(3)	The fiscal years 2010 and 2011 tax advisory services were provided principally for assistance with transfer pricing and tax compliance.

(4)	Fiscal years 2010 and 2011 all other services included independent review organization services pertaining to the Kyphon and Spine Corporate Integrity Agreements.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as Medtronic’s independent registered public accounting firm for the fiscal year ending April 27, 2012. As required by the Audit Committee Charter, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

Effect of Proposal

Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the shareholders’ vote.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

(“SAY-ON-PAY”)

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”), tabular disclosures and related narrative of this proxy statement, a so-called “Say-on-Pay” vote.

As discussed in more detail in the CD&A, Medtronic’s Executive Compensation Program Philosophy is designed to attract, motivate and retain top talent; emphasize incentive compensation alignment with sustained profitable growth; align with shareholder interests by encouraging executive stock ownership and linking a meaningful portion of compensation to the value of Medtronic common stock; favor moderate cash allowances instead of Company-provided perquisites; and discourage inappropriate risk taking.

All executive compensation elements are targeted within the median range of our competitive market, with actual compensation delivered based on Company and individual performance. Performance-based compensation constitutes 67% to 90% of NEO compensation, and long-term performance-based compensation constitutes 43% to 76% of NEO compensation. Fiscal year 2011 proved to be a challenging business environment, and the Company’s top line and bottom line growth rates were below expectations. In light of these business results, the Company’s annual incentive plan and long-term performance plan paid out at 50% and 60% of targeted amounts, respectively. Also in line with the Company’s below median financial performance in fiscal year 2011, total compensation paid to the Company’s NEOs in fiscal year 2011 was below the median of its executive compensation peer companies for NEO and CEO base pay and annual incentives earned.

In addition to aligning total compensation with Company performance, the Company has actively promoted an overall compensation philosophy that is in the best interests of the Company’s shareholders. For example, existing change of control agreements will be discontinued at the end of their three-year term and a new agreement without any excise tax gross-up will be offered, and the Company avoids providing excessive perquisites or executive benefits to our NEOs. Also, in furtherance of pay practices preferred by institutional shareholders, equity awards granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan that are replaced in connection with a change of control do not vest on the occurrence of a change of control and instead vest only if a participant is involuntarily terminated within a limited period following the change of control. The Company requires each executive to retain significant portions of his or her equity compensation awards and continues to follow a broad clawback policy that allows the Company to recapture equity compensation and other incentive awards paid to an executive who engages in misconduct.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation awarded to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement.”

Effect of Proposal

The Say-on-Pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding Medtronic’s executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Compensation Committee. The Board, however, values the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on executive compensation and shareholder opinions received from other communications when making future executive compensation decisions.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Section 14A of the Exchange Act also requires that we provide our shareholders with the opportunity to vote on a non-binding advisory resolution to determine whether the advisory shareholder vote on executive compensation will occur every one, two, or three years.

After careful consideration of the various arguments supporting each frequency level, the Board has determined that an annual advisory vote on executive compensation is appropriate for Medtronic and its shareholders at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “1 YEAR.”

The proxy card provides shareholders with four choices (every 1 YEAR, 2 YEARS, 3 YEARS, or ABSTAIN). Shareholders are not voting to approve or disapprove the Board’s recommendation.

Effect of Proposal

The Say-on-Pay frequency vote is non-binding. The outcome of this vote will not require the Board or the Corporate Governance Committee to take any action regarding the frequency of future Say-on-Pay votes. However, the Board and Corporate Governance Committee value the opinions of the shareholders and will take into consideration the outcome of the vote when considering the frequency of future Say-on-Pay votes.

OTHER INFORMATION

Expenses of Solicitation

Medtronic will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $19,000 in the aggregate.

Shareholder Proposals and Director Nominations

In order for a shareholder proposal to be considered for inclusion in Medtronic’s proxy statement for the 2012 Annual Meeting, the written proposal must be received by the Corporate Secretary at Medtronic’s offices no later than March 19, 2012. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

Medtronic’s amended articles of incorporation provide that a shareholder may present a proposal or nominee for director from the floor that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at Medtronic’s offices not less than 50 nor more than 90 days prior to the Annual Meeting date. If less than 60 days notice of the meeting date is given, the submission will be considered timely if it is received by the 10th day after notice of the meeting is given. Any such proposal or nomination must provide the information required by Medtronic’s amended articles of incorporation and comply with any applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Medtronic may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal or nomination.

All submissions to, or requests from, the Corporate Secretary should be made to Medtronic’s principal offices at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, Attn: Corporate Secretary.

Delivery of Documents to Shareholders Sharing an Address

The SEC has adopted rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. We may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders who are not participating in electronic proxy material delivery. This delivery method, referred to as “householding,” results in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address unless Medtronic has received contrary instructions from one or more of the shareholders. Medtronic will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. If shareholders receive one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders will be removed from the householding program within 30 days of their response, following which they will receive an individual copy of our proxy materials. If you are the beneficial owner, but not the record holder, of Medtronic common stock and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other

Medtronic’s 2011 Annual Report, including financial statements, is being made available to shareholders of record as of June 27, 2011, together with the other proxy materials.

MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 29, 2011, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, INC., 710 MEDTRONIC PARKWAY, MINNEAPOLIS, MINNESOTA 55432.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

D. Cameron Findlay

Corporate Secretary

MEDTRONIC, INC.

DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

Medtronic offers shareholders the choice to receive future annual reports and proxy materials electronically over the internet instead of receiving paper copies through the mail. This will allow us to conserve natural resources and save Medtronic printing and mailing costs. Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.medtronic.com;

•	Under About Medtronic, click on Investors;

•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.

UC201200603EN

710 MEDTRONIC

MS LC300

MINNEAPOLIS, MN 55432-5604

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on August 24, 2011 (or for shares held through the Medtronic, Inc. SIP and the Medtronic Puerto Rico Employees' SIP, no later than 11:59 P.M., EDT, on August 22, 2011). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on August 24, 2011 (or for shares held through the Medtronic, Inc. SIP and the Medtronic Puerto Rico Employees' SIP, no later than 11:59 P.M., EDT, on August 22, 2011). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	FOR All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees

01 Richard H. Anderson	02 David L. Calhoun	03 Victor J. Dzau, M.D.	04 Omar Ishrak	05 Shirley Ann Jackson PhD
06 James T. Lenehan	07 Denise M. O'Leary	08 Kendall J. Powell	09 Robert C. Pozen	10 Jean-Pierre Rosso
11 Jack W. Schuler

The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic's independent registered public accounting firm.	☐	☐	☐
3. A non-binding advisory vote on executive compensation (a "Say-on-Pay" vote).	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. A non-binding advisory vote on the frequency of Say-on-Pay votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000111299_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

Solicited on Behalf of the Board of Directors of

MEDTRONIC, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 25, 2011

The undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby appoints D. Cameron Findlay and Keyna P. Skeffington or either of them, as proxies to represent the undersigned, with full power of substitution in each, and hereby authorizes them to vote all shares of common stock of Medtronic, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Medtronic, Inc., to be held on Thursday, August 25, 2011 at 10:30 a.m. (Central Daylight Time), at the Medtronic World Headquarters at 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota and any adjournments and postponements thereof.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 27, 2011.

THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED 1) "FOR" ALL NOMINEES NAMED IN PROPOSAL ONE (ELECTION OF DIRECTORS); 2) "FOR" PROPOSALS TWO AND THREE; AND 3) FOR A "1 YEAR" FREQUENCY OF NON-BINDING SAY-ON-PAY VOTES. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH OTHER MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.

To be Signed on Reverse Side

0000111299_2 R1.0.0.11699